Exhibit (d)(1)

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

CORNING INCORPORATED,

APRICOT MERGER COMPANY,

and

ALLIANCE FIBER OPTIC PRODUCTS, INC.

Dated as of April 7, 2016

i

3.25	No Other Representations or Warranties	36

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER		36

4.1	Organization and Qualification	37
4.2	Authority	37
4.3	No Conflict	38
4.4	Required Filings and Consents	38
4.5	Litigation	38
4.6	Information in the Schedule 14D-9	38
4.7	Information in the Offer Documents	39
4.8	Sufficiency of Funds	39
4.9	Ownership of the Purchaser; No Prior Activities	39
4.10	DGCL Section 203	39
4.11	Ownership of Shares	39
4.12	Brokers	39
4.13	Acknowledgement of Disclaimer of Other Representations and Warranties	40

ARTICLE V COVENANTS		40

5.1	Conduct of Business	40
5.2	Access to Information	44
5.3	No Solicitation	45
5.4	Appropriate Action; Consents; Filings	48
5.5	Certain Notices	51
5.6	Public Announcements	51
5.7	Indemnification of Directors and Officers	52
5.8	State Takeover Laws	53
5.9	Section 16 Matters	53
5.10	Employees and Employee Benefit Plan Matters	53
5.11	Rule 14d-10(d) Matters	55
5.12	Stockholder Litigation	55
5.13	NASDAQ Matters	55
5.14	Obligations of the Purchaser	55

ARTICLE VI CONDITIONS TO CONSUMMATION OF THE MERGER		56

6.1	Conditions to Obligations of Each Party Under This Agreement	56
6.2	Frustration of Closing Conditions	56

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER		56

7.1	Termination	56
7.2	Effect of Termination	58
7.3	Amendment	59
7.4	Waiver	59

ARTICLE VIII GENERAL PROVISIONS		60

8.1	Non-Survival of Representations and Warranties	60
8.2	Fees and Expenses	60
8.3	Notices	60
8.4	Certain Definitions	61
8.5	Terms Defined Elsewhere	70
8.6	Headings	72
8.7	Severability	72
8.8	Entire Agreement	72
8.9	Assignment	72
8.10	No Third-Party Beneficiaries	73
8.11	Mutual Drafting; Interpretation	73
8.12	Governing Law; Consent to Jurisdiction; Enforcement; Waiver of Trial by Jury	73
8.13	Counterparts	74
8.14	Specific Performance	74
8.15	Non-Recourse	74

ANNEXES AND EXHIBITS

Annex I	Conditions to the Offer

Exhibit A	Knowledge of the Parent

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 7, 2016 (as amended, restated, modified or supplemented from time to time, this “Agreement”), by and among Corning Incorporated, a New York corporation (“Parent”), Apricot Merger Company, a Delaware corporation and a wholly owned subsidiary of Parent (the “Purchaser”), and Alliance Fiber Optic Products, Inc., a Delaware corporation (the “Company”).  All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement, unless the context clearly indicates otherwise.

RECITALS

WHEREAS, upon the terms set forth in this Agreement, the Purchaser has agreed to commence a tender offer (the “Offer”) to acquire any and all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Shares”) at a price per Share of $18.50 in cash (such amount or any different amount per Share that may be paid pursuant to the Offer in accordance with this Agreement, the “Offer Price”), without interest, subject to any withholding of Taxes required by applicable Law;

WHEREAS, following the acceptance for payment of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”);

WHEREAS, the parties intend that the Merger shall be governed by Section 251(h) of the Delaware General Corporation Law (the “DGCL”) and shall be effected as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger and (iii) recommended that the Company’s stockholders accept the Offer and tender their Shares to the Purchaser in the Offer (the “Company Board Recommendation”);

WHEREAS, the boards of directors of Parent and the Purchaser have, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of Parent and the Purchaser and their respective stockholders and (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger; and

WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I
THE OFFER AND THE MERGER

1.1                               The Offer.

(a)                                 As promptly as reasonably practicable (and in any event within ten (10) Business Days after the date of this Agreement, as such period may be extended if and to the extent the Company fails to satisfy its obligations pursuant to Section 1.1(g) or other information required from Representatives of the Company is delayed, the Purchaser shall (and Parent shall cause the Purchaser to) commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer to purchase any and all of the outstanding Shares for cash at the Offer Price; provided, however, that if any Governmental Authority shall have issued an Order or taken any other action temporarily restraining, enjoining or otherwise prohibiting the commencement of the Offer and provided further that Parent and the Purchaser shall have, prior to such issuance, used their commercially reasonable efforts to oppose any such action by such Governmental Authority, then such period to commence the Offer may be extended by up to an additional ten (10) Business Days, during which Parent and the Purchaser shall use reasonable best efforts to successfully overturn such action by such Governmental Authority.  For the avoidance of doubt, nothing in this Section 1.1 shall require the Purchaser to commence the Offer at any time in violation of any Order or other action by any Governmental Authority temporarily restraining, enjoining or otherwise prohibiting the commencement of the Offer.  Notwithstanding anything to the contrary in this Agreement, if the Purchaser shall not have commenced the Offer by May 5, 2016 (the “Offer Deadline”) for any reason other than a failure by the Company to satisfy its obligations under Section 1.1(g) or the receipt of other information from Representatives of the Company having been delayed, the Company may in its sole discretion terminate the Agreement in accordance with Section 7.1(k) hereof.  The consummation of the Offer, and the obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer, shall be subject to:  (i) there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the number of Shares (if any) then owned by the Purchaser, represents at least a majority of the Shares then outstanding (determined on a fully diluted basis) and no less than a majority of the voting power of the shares of capital stock of the Company then outstanding (determined on a fully diluted basis) and entitled to vote upon the adoption of this Agreement and approval of the Merger (excluding from the number of tendered Shares, but not from the number of outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures (to the extent such procedures are permitted by the Purchaser) that have not yet been received by the depositary for the Offer pursuant to such procedures) (collectively, the “Minimum Condition”) and (ii) the satisfaction, or waiver by the Purchaser (to the extent permitted in Annex I), of the other conditions and requirements set forth in Annex I.  Subject to this Section 1.1 and Annex I, the conditions and requirements to the Offer set forth in Annex I are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to such condition or may be waived by the Purchaser, in its sole discretion, in whole or in part at any time and from time to time.

(b)                                 Subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver by the Purchaser (to the extent permitted by Annex I), of the other conditions and requirements set forth in Annex I, the Purchaser shall, and Parent shall cause the Purchaser to, accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the Expiration Date.  The Offer Price payable in respect of each Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid without interest, net to the holder thereof in cash, and subject to any withholding of Taxes required by applicable Law.  To the extent any such amounts are so withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(c)                                  The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the Minimum Condition and the other conditions and requirements set forth in Annex I.  The Purchaser expressly reserves the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise contemplated by this Agreement or as previously approved by the Company in writing, the Purchaser and Parent shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer (other than adding consideration), (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend or waive the Minimum Condition or the conditions set forth in clause (b) of Annex I, (v) add to or amend any of the conditions and requirements to the Offer set forth in clause (c) of Annex I in a manner that is adverse to the holders of Shares in any material respect, (vi) except as provided in Section 1.1(e), extend the Offer or (vii) otherwise modify, supplement or amend the Offer in any manner that is adverse to the holders of Shares in any material respect.  Notwithstanding anything to the contrary in this Agreement, the Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares, occurring on or after the date of this Agreement and prior to the Acceptance Time, and such adjustment to the Offer Price shall provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such action; provided, that nothing in this sentence shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d)                                 Unless extended in accordance with the terms of this Agreement, the Offer shall initially expire at midnight (New York City time) on the date that is 20 Business Days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act) (such date and time, the “Initial Expiration Date”) or, if the Offer has been extended as required by or otherwise in accordance with this Agreement, the Offer shall expire on the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).

(e)                                  If on or prior to any then scheduled Expiration Date but subject to the parties’ respective termination rights under ARTICLE VII, (i) any condition to the Offer (including the Minimum Condition and the other conditions and requirements set forth in Annex I) has not been satisfied, or, where permitted by applicable Law and this Agreement, waived by the Purchaser, the Purchaser shall (and Parent shall cause the Purchaser to), extend the Offer on one or more occasions, for successive periods of up to twenty (20) Business Days each, the length of each such period (subject to such twenty (20) Business Day maximum) to be determined by Parent in its sole discretion, in order to permit the satisfaction of such conditions or (ii) the Diamond Closing shall not have occurred, the Purchaser may extend the Offer on one occasion for a period of up to ten (10) Business Days (“Diamond Extension”), by written notice (the “Diamond Extension Notice”) delivered to the Company no later than five (5) Business Days prior to the then scheduled Expiration Date; provided that in no event shall the Expiration Date be extended pursuant to the Diamond Extension Notice to a date later than June 3, 2016.  Following the delivery by the Purchaser of a Diamond Extension Notice, the Company may deliver to Parent and the Purchaser a certificate of the Company (an “Extension Officers’ Certificate”), executed by the Chief Executive Officer and the Chief Financial Officer of the Company, to the effect that the conditions to the Offer set forth in paragraphs (c)(ii) and (c)(iv) of Annex I have been satisfied as of the date thereof.  Following the delivery by the Company of an Extension Officers’ Certificate to Parent and the Purchaser, (A) the conditions to the Offer set forth in paragraph (c)(ii) of Annex I shall be deemed to have been satisfied as of the Expiration Date, other than with respect to any failure of such condition to the Offer which shall result from any Intentional Breach by the Company of any representation or warranty of the Company contained in this Agreement during the Diamond Extension, and (B) the condition to the Offer set forth in paragraph (c)(iv) of Annex I shall be deemed to have been satisfied as of the Expiration Date.  In addition, the Purchaser shall (and Parent shall cause the Purchaser to) extend the Offer for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the United States Securities and Exchange Commission (the “SEC”) or its staff or NASDAQ applicable to the Offer.  Notwithstanding any extension of the Offer pursuant hereto, the Expiration Date shall not be extended to a date that is not a Business Day.  Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not extend the Offer for any reason beyond July 15, 2016 (the “Outside Date”).  Nothing in this Section 1.1(e) shall be deemed to impair, limit or otherwise restrict in any manner the right of Parent or the Company to terminate this Agreement pursuant to ARTICLE VII hereof.

(f)                                   Neither Parent nor the Purchaser shall terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to ARTICLE VII.  If this Agreement is terminated pursuant to ARTICLE VII, the Purchaser shall (and Parent shall cause the Purchaser to) not accept any Shares tendered pursuant to the Offer, and promptly (and in any event within 48 hours of such termination), irrevocably and unconditionally terminate the Offer.  If the Offer is terminated or withdrawn by the Purchaser, or this Agreement is terminated prior to the purchase of Shares in the Offer, the Purchaser shall (and Parent shall cause the Purchaser to) promptly return, and shall cause any depositary acting on behalf of the Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(g)                                  As soon as practicable on the date of the commencement of the Offer, Parent and the Purchaser shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”), which shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal and a form of summary advertisement (collectively, together with any amendments, supplements and exhibits thereto, the “Offer Documents”).  The Purchaser may, in its sole discretion, provide guaranteed delivery procedures for the tender of Shares in the Offer.  Parent and the Purchaser agree to cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by applicable Law.  The Company shall promptly furnish to Parent and the Purchaser in writing all information concerning the Company that may be required by applicable securities Laws or reasonably requested by Parent or the Purchaser for inclusion in the Offer Documents.  Parent and the Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Parent and the Purchaser agree to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Securities Act or the Exchange Act.  The Company and its counsel shall be given a reasonable opportunity to review the Offer Documents before they are filed with the SEC, and Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.  In addition, Parent and the Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto.  The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

1.2                               Company Actions.

(a)                                 On the date of the filing of the Schedule TO with the SEC, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.3, contain the Company Board Recommendation.  The Company shall include in the Schedule 14D-9 a notice of appraisal rights in accordance with Section 262 of the DGCL.  The Company shall also include in the Schedule 14D-9, and represents that it has obtained all necessary consents of the Company Financial Advisor to permit the Company to include in the Schedule 14D-9, in its entirety, the Fairness Opinion, together with a summary thereof in accordance with Item 1015(b) of Regulation M-A under the Exchange Act (regardless of whether such item is applicable).  The Company hereby approves and consents to the Offer and hereby approves and consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation.  The Company further agrees to cause the Schedule 14D-9 to be disseminated to holders of Shares, as and to the extent required by the Exchange Act.  To the extent requested by the Purchaser, the Company shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Shares together with the Offer Documents disseminated to the holders of Shares.  The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable Law.  Parent and the Purchaser shall promptly furnish to the Company in writing all information concerning Parent and the Purchaser that may be required by applicable securities Laws or reasonably requested in writing by the Company for inclusion in the Schedule 14D-9.  Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel.  In addition, the Company shall provide Parent, the Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto.  Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel.

(b)                                 Promptly after the date hereof (and in any event no later than five (5) Business Days after the date hereof) and otherwise from time to time as requested by the Purchaser or its agents, the Company shall furnish or cause to be furnished to the Purchaser mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files containing the names and addresses of the record or beneficial holders of the Shares as of the most recent practicable date, and shall promptly furnish the Purchaser with such information (including updated lists of holders of the Shares and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating with the record and beneficial holders of Shares.  In addition, in connection with the Offer, the Company shall, and shall use its commercially reasonable efforts to cause any Third Parties to, cooperate with the Purchaser to disseminate the Offer Documents to holders of Shares held in or subject to any Company Employee Plan, and to permit such holders of Shares to tender Shares in the Offer.

1.3                               The Merger.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time, the Purchaser shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).  The Merger shall have the effects set forth in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

(b)                                 The Merger shall be governed by Section 251(h) of the DGCL.  The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) (but in any event within two Business Days) of the date on which the Acceptance Time occurs, without a meeting of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

1.4                               Certificate of Incorporation and By-laws.

(a)                                 Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.7(c) hereof).

(b)                                 By-laws.  At the Effective Time, the by-laws of the Purchaser shall be the by-laws of the Surviving Corporation, except the references to the Purchaser’s name shall be replaced by references to “Alliance Fiber Optic Products, Inc.”, until such by-laws are amended in accordance with the provisions thereof and applicable Law (subject to Section 5.7(c) hereof).

1.5                               Directors and Officers.

(a)                                 Directors.  The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, become the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)                                 Officers.  The officers of the Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall become the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.6                               Necessary Further Action.  If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.7                               Closing and Effective Time of the Merger.  The closing of the Merger (the “Closing”) will take place at 9:00 a.m. Pacific time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in ARTICLE VI, at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2550 Hanover Street, Palo Alto, California 94304, unless another time, date or place is agreed to in writing by the parties hereto.  On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, the Purchaser and the Company shall cause an appropriate certificate of merger together with any other appropriate documents (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective at the date and time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time, the “Effective Time”).

ARTICLE II
CONVERSION OF SECURITIES IN THE MERGER

2.1                               Conversion of Securities.  Subject to the terms hereof, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or the holders of any of the following securities:

(a)                                 Conversion of Company Common Stock.  Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares, shall be converted into the right to receive cash in an amount equal to the Offer Price (the “Merger Consideration”), without interest, subject to any withholding of Taxes required by applicable Law, upon surrender of the certificate formerly representing such Shares in accordance with Section 2.2.

(b)                                 Cancellation of Treasury Stock and Parent-Owned Stock.  All Shares that are held in the treasury of the Company, and all Shares owned of record by Parent or any of its direct or indirect wholly owned Subsidiaries, including the Purchaser, shall be automatically cancelled and shall cease to exist, without any conversion thereof and no payment being made in exchange therefor (other than Shares owned by wholly owned Subsidiaries of the Company, each of which shall remain outstanding and be converted into one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation).

(c)                                  Purchaser Common Stock.  Each share of common stock, par value $0.001 per share, of the Purchaser (the “Purchaser Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

2.2                               Payment for Securities; Surrender of Certificates.

(a)                                 Paying Agent.  At or prior to the Effective Time, Parent shall designate a reputable bank or trust company to act as the paying agent for purposes of effecting the payment and distribution of the Merger Consideration in connection with the Merger (the “Paying Agent”).  Immediately prior to the filing of the Certificate of Merger, Parent shall deposit, or cause to be deposited, with the Paying Agent, cash in an amount sufficient to make all payments pursuant to this ARTICLE II to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement (such deposit hereinafter referred to as the “Exchange Fund”).  If any holder of Dissenting Shares shall fail to perfect or otherwise shall waive, validly withdraw or lose the right to appraisal with respect to any of such holder’s Dissenting Shares under Section 262 of the DGCL, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL with respect to any of such holder’s Dissenting Shares, then Parent shall deposit with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration as required to be paid pursuant to this Agreement with respect to such Dissenting Shares, and the Exchange Fund shall be deemed to include the cash so deposited.

(b)                                 Procedures for Surrender.  As promptly as practicable after the Effective Time, but in no event later than five (5) Business Days thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that represented Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”), in each case, which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement:  (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form and have such other provisions as the Purchaser or the Paying Agent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration.  Upon surrender of Certificates and Book-Entry Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Purchaser, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, the holder of such Certificates or Book-Entry Shares shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates and for each Book-Entry Share and, subject to the terms and conditions of this Agreement and the procedures provided in the letter of transmittal, the Paying Agent shall deliver the Merger Consideration that such holder is entitled to receive within five (5) Business Days.  Any Certificates and Book-Entry Shares so surrendered shall forthwith be cancelled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid.  Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.  Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, without interest thereon.

(c)                                  Transfer Books; No Further Ownership Rights in Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company.  From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)                                 Termination of Fund; Abandoned Property; No Liability.  At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any cash funds (including any interest and any other income received with respect thereto) made available to the Paying Agent and not disbursed to holders of Certificates  or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without interest and subject to any withholding of Taxes required by applicable Law.  If, immediately prior to the six year anniversary of the Effective Time (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Authority pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Certificates or Book-Entry Shares has not complied with the procedures in Section 2.2(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.  Notwithstanding the foregoing, none of Parent, the Purchaser, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)                                  Withholding Rights.  Parent, the Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts that Parent, the Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Law and pay such withholding amount over to the appropriate Governmental Authority.  To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(f)                                   Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) hereof; provided, however, that the Purchaser may, in its sole discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Purchaser, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(g)                                  Transfer Taxes.  All transfer, stamp, documentary and similar Taxes incurred in connection with this Agreement and the transactions contemplated herein shall be the responsibility of the holders of the Shares, unless otherwise required by applicable Law.

2.3                               Dissenting Shares.  Notwithstanding anything to the contrary set forth in this Agreement, no shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected in accordance with Section 262 of the DGCL in connection with the Merger (collectively, “Dissenting Shares”) shall be converted into a right to receive that portion of the Merger Consideration otherwise payable to the holder of such Dissenting Shares as provided in Section 2.1(a), but shall instead be cancelled and represent the right to receive the “fair value” of such Dissenting Shares as determined pursuant to the DGCL.  Each holder of Dissenting Shares who, pursuant to the provisions of the DGCL, becomes and remains entitled to payment of the fair value of such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been finally determined pursuant to the DGCL).  In the event that any holder of Company Common Stock fails to make an effective demand for, or properly withdraws its demand for, appraisal of such Dissenting Shares or fails to perfect its appraisal rights as to its shares of Company Common Stock or otherwise lose their status as Dissenting Shares, then any such shares shall be converted into the right to receive the Merger Consideration issuable pursuant to Section 2.1(a) in respect of such shares as if such shares had never been Dissenting Shares, in accordance with and following the satisfaction of the applicable requirements and conditions set forth in Section 2.2.  The Company shall give Parent prompt notice of (and in no event more than two (2) Business Days after) (i) receipt of any demand by the Company for appraisal of Company Common Stock (and the Company shall give Parent the right to direct all negotiations and proceedings with respect to any such demand) or (ii) any notice of exercise by any holder of Company Common Stock of appraisal rights in accordance with the DGCL.  The Company agrees that, except with Parent’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of appraisal rights.

2.4                               Treatment of Company Options; Company RSUs; and ESPP.

(a)                                 Treatment of Company Options.

(i)                                     As of the Effective Time, each outstanding and unexercised option to purchase Shares (each, a “Company Option”), or portion thereof, granted under each stock option or other equity plan of the Company (each, a “Company Stock Plan”) to the extent it is vested or becomes vested as of the Effective Time (each, a “Vested Company Option”) shall be cancelled and, in exchange therefor, each former holder of any such cancelled Vested Company Option shall be entitled to receive, in consideration of the cancellation of such Vested Company Option and in settlement therefor, a payment in cash (subject to all applicable withholding or other Taxes required by applicable Law) of an amount equal to the product of (1) the total number of Shares subject to such Vested Company Option immediately prior to such cancellation and (2) the excess, if any, of the Merger Consideration over the exercise price per

Share subject to such Vested Company Option immediately prior to such cancellation (such amounts payable hereunder being referred to as the “Vested Option Payments”).  Notwithstanding the foregoing and for the avoidance of doubt, to the extent the per share exercise price for the shares of Company Common Stock that would have been issuable upon exercise of such Vested Company Option is greater than or equal to the Merger Consideration, the Vested Company Option shall be terminated and cancelled at the Effective Time and no Vested Option Payment shall be made.  From and after the Effective Time, any such cancelled Vested Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Vested Option Payment, if any.  The Vested Option Payments shall be paid by Parent or the Surviving Corporation as soon as practicable (and in any event within five (5) Business Days) following the Effective Time, without interest.

(ii)                                  As of the Effective Time, each outstanding and unexercised Company Option, or portion thereof, that is unvested as of the Effective Time  (each, an “Unvested Company Option”) shall be assumed by Parent (subject to the remainder of this Section 2.4(a)(ii)) and shall be converted into and become an option to purchase Common Stock par value $0.50 per share of Parent (“Parent Common Stock”), having the terms set forth in the Company Stock Plan pursuant to which such Unvested Company Option was granted (as in effect immediately prior to the Effective Time) and the terms set forth in the stock option agreement by which such Unvested Company Option is evidenced (as in effect immediately prior to the Effective Time), except as such terms may be rendered inoperative by reason of the transactions contemplated by this Agreement or may be modified to effect the assumption and conversion of such Unvested Company Option pursuant to this Section 2.4(a)(ii) (all Outstanding Unvested Company Options that are assumed pursuant to this Section 2.4(a)(ii) are hereafter referred to as “Assumed Options”).  All rights to purchase Shares under Assumed Options shall, upon their assumption, be converted into rights to purchase Parent Common Stock.  Accordingly, from and after the Effective Time:  (i) each Assumed Option may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Assumed Option shall be determined by multiplying the number of Shares that were subject to such Assumed Option immediately prior to the Effective Time by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Assumed Option shall be determined by dividing the per share exercise price of Shares subject to such Assumed Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Assumed Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Assumed Option shall otherwise remain unchanged as a result of the assumption of such Assumed Option; provided, however, that:  (A) each Assumed Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; and (B) Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Assumed Option.  The transactions contemplated by this Section 2.4(a)(ii) shall in all cases be done in a manner intended to comply with Section 409A of the Code and, to the extent applicable, Section 424 of the Code.  For purposes of this

Section 2.4(a)(ii), the “Conversion Ratio” means the fraction having a numerator equal to the Merger Consideration and having a denominator equal to the average closing price of a share of Parent Common Stock as reported on the New York Stock Exchange for the period of ten consecutive trading days ending on (and including) the second trading day prior to the Effective Time.

(b)                                 Treatment of Company RSUs.

(i)                                     As of the Effective Time, each restricted stock unit representing a right to receive a Share (each, a “Company RSU”) granted under a Company Stock Plan that is vested or becomes vested as of the Effective Time and that is outstanding at the Effective Time (each, a “Vested Company RSU”) shall be cancelled and, in exchange therefor, each former holder of any such cancelled Vested Company RSU shall be entitled to receive, in consideration of the cancellation of such Vested Company RSU and in settlement therefor, a payment in cash (subject to all applicable withholding or other Taxes required by applicable Law) of an amount equal to the product of (i) the total number of Shares subject to such Vested Company RSU immediately prior to such cancellation and (ii) the Merger Consideration (such awards and the amounts payable thereunder being referred to as the “Vested RSU Payments”).  The Vested RSU Payments shall be paid by Parent or the Surviving Corporation as soon as practicable (and in any event within five (5) Business Days) following the Effective Time, without interest.  From and after the Effective Time, a Vested Company RSU shall no longer represent the right to receive Shares upon vesting, but shall entitle the holder thereof but shall only entitle such holder to the payment of the Vested RSU Payment, if any.

(ii)                                  As of the Effective Time, each Company RSU that is outstanding at the Effective Time, to the extent it is unvested as of the Effective Time (each an “Unvested Company RSU”), shall be assumed by Parent and shall be converted into an award entitling the holder to a payment in cash (subject to all applicable withholding or other Taxes required by applicable Law) of an amount equal to the product of (i) the total number of Shares subject to such Unvested Company RSU immediately prior to such conversion and (ii) the Merger Consideration (such awards and the amounts payable thereunder being referred to as the “Unvested RSU Payments” and, together with the Vested RSU Payments, the “RSU Payments”).  The Unvested RSU Payment which a former holder of an Unvested Company RSU may be eligible to receive shall (x) be earned subject to the same vesting schedule and other vesting terms and conditions (including any applicable acceleration provisions, except as otherwise agreed to by Parent and selected holders thereof in writing with respect to acceleration provisions relating to certain specified employment or other service termination rights) which applied to such holder’s Unvested Company RSU as of the Effective Time and (y) become payable, less any required withholding Taxes, on the date or dates that such Unvested Company RSU would have become vested under the vesting schedule in place for such Unvested Company RSU as of immediately prior to the Effective Time (or an alternative date during the month in which such Unvested Company RSU would otherwise vest).  From and after the Effective Time, an Unvested Company RSU shall no longer represent the right to receive Shares upon vesting, but shall entitle the holder thereof upon vesting to receive the cash payment due under the Unvested RSU Payments award.

(c)                                  Company ESPP.  The Company shall take all actions necessary such that the then current offering period under the Company’s Employee Stock Purchase Plan (the “Company ESPP”) shall terminate immediately prior to the Effective Time, participant accounts are applied in accordance with the Company ESPP to purchase Shares, and the Company ESPP terminates after such purchase.  Any Shares so purchased shall be treated in accordance with Section 2.1 above.  All amounts withheld by the Company on behalf of the participants in the Company ESPP that have not been used to purchase Shares at or prior to the Effective Time will be returned to the participants without interest pursuant to the terms of the Company ESPP upon the termination of the Company ESPP.

(d)                                 Form S-8.  Following the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to those Assumed Options that are eligible for registration on Form S-8.

(e)                                  Miscellaneous.  The Company shall, prior to the Effective Time, take (or cause to be taken) any and all action as may be necessary to effect the foregoing provisions of this Section 2.4, including obtaining all necessary consents.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as expressly disclosed in the Company SEC Documents, in each case filed on or after January 1, 2013 and prior to the date hereof (other than any forward-looking disclosures contained in “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature), or (ii) as set forth in the disclosure schedule dated as of the date hereof and delivered by the Company to Parent and the Purchaser prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies items of disclosure by reference to a particular Section or Subsection of this Agreement (provided, however, that any disclosure made in the Company Disclosure Schedule shall be deemed to be disclosed with respect to any section of this Agreement to the extent the relevance of such disclosure to any such representation or warranty is reasonably apparent from the text of such disclosure), the Company hereby represents and warrants to Parent and the Purchaser as follows:

3.1                               Organization and Qualification; Subsidiaries.

(a)                                 The Company and each of its Subsidiaries (each a “Company Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing under the applicable Law of the jurisdiction of its incorporation or organization and has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted.  Each of the Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except (i) where any failure to be so qualified or in good standing would not either individually or in the aggregate have, or be reasonably expected to have, a material and adverse effect on the Company and the Company

Subsidiaries (taken as a whole), and (ii) any failure to be so qualified or in good standing resulting from any change in applicable Law occurring after the date of this Agreement that does not have a disproportionately adverse effect on the Company and the Company Subsidiaries, taken as a whole, as compared to other Persons operating in the same principal industries and geographic markets in which the Company and the Company Subsidiaries operate, which, individually or in the aggregate, has not had a Company Material Adverse Effect.

(b)                                 The Company has made available to Parent and the Purchaser accurate and complete copies of the currently effective certificate of incorporation of the Company (the “Company Charter”) and bylaws of the Company (the “Company Bylaws”), and the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary.  The Company is not in violation of the Company Charter or Company Bylaws, and the Company Subsidiaries are not in violation of their respective organizational or governing documents.

(c)                                  Section 3.1(c) of the Company Disclosure Schedule sets forth an accurate and complete list of the Company Subsidiaries, together with (i) the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary, (ii) the authorized and outstanding Equity Interests of each Company Subsidiary, and (iii) the record owners of such outstanding Equity Interests.

3.2                               Capitalization.

(a)                                 The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), of which, as of the close of business on April 6, 2016, there were 15,791,585 shares issued and outstanding and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”), of which 500,000 shares of Series A Preferred Stock have been designated (none of which have been issued) and were reserved for issuance upon exercise of the rights (the “Rights”) distributed to the holders of Company Common Stock pursuant to the Amended and Restated Rights Agreement dated March 10, 2011, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agreement”).  All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b)                                 As of the close of business on April 6, 2016, the Company has no shares of Company Common Stock or Company Preferred Stock reserved for or otherwise subject to issuance, except for the 500,000 shares of Series A Preferred Stock reserved for issuance upon exercise of the Rights, 566,800 shares of Company Common Stock reserved for issuance pursuant to the exercise of Company Options outstanding as of such time, 508,000 shares of Company Common Stock reserved for issuance pursuant to the settlement of Company RSUs outstanding as of such time under the Company Stock Plans, and 208,360 shares of Company Common Stock reserved for issuance pursuant to the Company ESPP.  All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  Section 3.2(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all issued and outstanding Company Options and Company RSUs, as of the close of business on  April 6, 2016, including (A) the name of each holder of Company Options and Company RSUs, (B) the particular Company Stock Plan pursuant to which such Company Options or Company RSUs were granted, (C) the date on which the grant of each Company Option and Company RSU was by its terms to be effective and, in the case of Company Options, the expiration date of such Company Options, (D) the number of outstanding unvested Company Options held by each such holder, (E) the total number of shares of Company Common Stock subject to each such Company Option and each such Company RSU, (F) the exercise price of each Company Option, (G) the vesting schedule (including any vesting acceleration provisions) and vested status of each such Company Option and Company RSU and (H) whether such Company Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.  All Company Options were granted under a Company Stock Plan and are evidenced by stock option agreements, and all Company RSUs were granted under a Company Stock Plan and are evidenced by restricted stock units agreements, in each case in the forms made available by the Company to Parent and the Purchaser, and no stock option agreement or restricted stock unit agreement contains terms that are inconsistent with or in addition to such forms.

(c)                                  Except for the Company Options, Company RSUs, rights to purchase Company Common Stock pursuant to the Company ESPP and the Rights set forth in Section 3.2(b), there are no options, warrants or other rights, agreements, arrangements or commitments of any character (i) relating, convertible into or exchangeable for capital stock of any other Equity Interests of the Company or any Company Subsidiary or (ii) obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company or any Company Subsidiary.

(d)                                 Other than the Rights Agreement, there are no outstanding obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, (iv) containing any right of first refusal with respect to, (v) requiring the registration for sale of or (vi) granting any preemptive or antidilutive rights with respect to, any shares of Company Common Stock or other Equity Interests in the Company or any Company Subsidiary.

(e)                                  The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any Liens, and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Except for Equity Interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any Equity Interest in any Person (including the Company), or has any obligation or has made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person.

3.3                               Authority.

(a)                                 The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement, and assuming the accuracy of the representations and warranties contained in Section 4.10 hereof, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and the Merger.  The execution and delivery of this Agreement by the Company, and assuming the accuracy of the representations and warranties contained in Section 4.10 hereof, the consummation by the Company of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by all necessary corporate action, and assuming the accuracy of the representations and warranties contained in Section 4.10 hereof, no other corporate proceedings on the part of the Company and no stockholder votes or consents are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL).  The Company Board, by resolutions duly adopted by unanimous vote of those voting on such matters at a meeting duly called and held, and as of the date of this Agreement not subsequently rescinded or modified in any way, has (x) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to, and in the best interests of, the Company and its stockholders, (y) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger and (z) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares to the Purchaser in the Offer.  This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming the accuracy of the representations and warranties contained in Section 4.10 hereof and assuming due authorization, execution and delivery by Parent and the Purchaser, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally, and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law).

(b)                                 Assuming the accuracy of the representations and warranties contained in Section 4.10 hereof, the Company Board has taken prior to the date hereof all action necessary on its part to render the restriction on business combinations in Section 203 of the DGCL inapplicable to the execution, delivery or performance of this Agreement, the Offer or the Merger, including the acquisition of Shares pursuant thereto, or any other transaction contemplated by this Agreement.  Assuming the accuracy of the representations and warranties set forth in Section 4.10, no other “moratorium,” “fair price,” “business combination,” “combinations with interested stockholders,” “control share acquisition” or similar provision of any state anti-takeover Law or other Law that purports to limit or restrict business combinations or the ability to acquire or vote shares (collectively, “Takeover Statutes”) is, or at the Effective Time will be, applicable to the execution, delivery or performance of this Agreement, the Offer or the Merger, including the acquisition of Shares pursuant thereto, or any other transaction contemplated by this Agreement.

(c)                                  Assuming the accuracy of the representations and warranties contained in Section 4.10 hereof, the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock would be, absent Section 251(h) of the DGCL, the only vote required of the holders of any class or series of capital stock or other Equity Interests of the Company, to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, and to consummate the Merger and the other transactions contemplated hereby.

(d)                                 The Company Board has determined that the Offer and the Merger is a  “Permitted Offer,” as such term is defined under the Rights Agreement, and none of the approval, execution or delivery of this Agreement, the consummation of the Offer or the Merger or any of the transactions contemplated hereby will cause the Rights to become exercisable.

3.4                               No Conflict.  None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both):  (a) conflict with or violate any provision of the Company Charter or Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary, (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained, all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, and assuming the accuracy of the representations and warranties contained in Section 4.10 hereof, violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets or (c) require any consent or approval under, violate, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective Equity Interests (other than stock options and restricted stock units), properties or assets of the Company or any Company Subsidiary pursuant to, any Contract, Company Permit, Order, Consent or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which would not have a Company Material Adverse Effect.

3.5                               Required Filings and Consents.  Assuming the accuracy of the representations and warranties of Parent and the Purchaser in Section 4.4, none of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization, waiver or exemption of, clearance, permit or license issued or granted by, or Order of, filing or registration with or notification to, negative clearance from, or the expiration or early termination of any waiting period imposed by, (each of the preceding, a “Consent”) any Governmental Authority or any other Person, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with the applicable requirements of the Exchange Act and the Securities Act, (c) filings with the SEC in connection with this Agreement and the transactions contemplated hereby, (d) such filings as may be required under the rules and regulations of NASDAQ, (e) compliance with the applicable requirements, if any, of the HSR Act and the Foreign Antitrust Laws, and (f) where the failure to obtain such Consents would not have a Company Material Adverse Effect.

3.6                               Permits; Compliance With Law.

(a)                                 Except as set forth in Section 3.6(a) of the Company Disclosure Schedule, the Company and each Company Subsidiary:  (i) holds all authorizations, licenses, permits, certificates, variances, exemptions, approvals, Orders, registrations and clearances of any Governmental Authority necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to conduct its business as currently conducted and as currently planned to be conducted (the “Company Permits”); (ii) is, and since January 1, 2013 has been, in compliance with the terms of the Company Permits, and all of the Company Permits are valid and in full force and effect; and (iii) no suspension, modification, revocation or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except with respect to each of (i), (ii) or (iii), as would not either individually or in the aggregate have, or be reasonably expected to have, a material and adverse effect on the Company and the Company Subsidiaries (taken as a whole).

(b)                                 Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is, or since January 1, 2013 has been, in conflict with, default under or in violation of, been charged with or has received written notice that it is under investigation with respect to a violation of, or, to the Knowledge of the Company, is not otherwise now under investigation with respect to a violation of, any Law, or any Order or Consent of any Governmental Authority, applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, which conflict, default or violation would materially and adversely affect the ability of the Company or any Company Subsidiary to conduct its business as currently conducted.

(c)                                  Neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any officer, director, agent, consultant, employee or other Representative of the Company or any Company Subsidiary, or any other Person associated with or acting on behalf of the Company or any Company Subsidiary, has, directly or indirectly, given, promised, offered or authorized the same, or paid anything of value to any recipient that was, is or would be prohibited under (i) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations promulgated thereunder and (ii) any other comparable anti-corruption or anti-bribery Laws of any Governmental Authority of any jurisdiction applicable to the Company (whether by virtue of jurisdiction or organization or conduct of business).

3.7                               SEC Filings; Financial Statements.

(a)                                 Since January 1, 2013, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, proxy statements, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be (such documents and any other documents filed by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”).  The Company SEC Documents (i) as of their respective filing dates or, if amended by a filing prior to the date of this Agreement, as of the date of such amendment, did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) as of their respective filing dates, and if amended, as of the date of such amendment, complied with (or with respect to Company SEC Documents filed after the date hereof, will comply with) in all material respects the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder.  No executive officer of the Company has failed in any respect to make the certification required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  No Company Subsidiary is separately required to file any registration statement, prospectus, form, report, proxy statement, schedule, statement or document with the SEC.  The Company has provided to Parent and the Purchaser true and complete copies of all of any schedule, annex, exhibit or other attachment to or of, or any amendment or modification to, any Contract of the Company or any Company Subsidiary that has previously been filed by the Company with the SEC and is currently in effect, to the extent such schedule, annex, exhibit, other attachment, amendment or modification has not been filed by the Company with the SEC.

(b)                                 The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows and stockholder’s equity for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto), (ii) have been prepared in all material respects from and in accordance with the books and records of the Company and the Company Subsidiaries, and (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated therein or in the notes thereto).

(c)                                  The preliminary unaudited statement of profit and loss for January 2016 and February 2016, excluding the notes accompanying such statement (the “Company Profit and Loss Statement”), has been (i) prepared on a basis that is consistent with the profit and loss statements prepared monthly by the Company in the ordinary course of managing its business; and (ii) derived from the accounting records of the Company and the Company Subsidiaries as of the date it was prepared; provided, however, the Company Profit and Loss Statement (A) does not reflect all liabilities of the Company or the Company Subsidiaries; (B) was not prepared in accordance with GAAP; and (C) does not contain all adjustments, including normal quarter-end adjustments.

3.8                               Internal Controls and Procedures.

(a)                                 The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries.  The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and the Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.  Since January 1, 2013, the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b)                                 As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.  To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any Governmental Authority or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any Company Subsidiary.

3.9                               No Undisclosed Liabilities.  Except for those liabilities and obligations (a) reflected on, reserved against or provided for in the condensed consolidated balance sheet of the Company as of December 31, 2015 or in the notes thereto, (b) incurred in the ordinary course of business consistent with past practice since December 31, 2015 which have not had or would not reasonably be expected to have a material and adverse effect on the Company or any Company Subsidiary, (c) incurred under this Agreement or in connection with the transactions contemplated hereby, including the Offer and the Merger, and disclosed in Section 3.9 of the Company Disclosure Schedule or (d) liabilities incurred in connection with actions permitted to be taken under Section 5.1(b), neither the Company nor any Company Subsidiary has incurred any liabilities or obligations (whether accrued, absolute, contingent, determined, determinable or otherwise) individually in excess of $250,000.

3.10                        Absence of Certain Changes or Events.

(a)                                 Since December 31, 2015 through the date of this Agreement, (i) except for the execution and performance of this Agreement and the discussions and negotiations related thereto, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any Company Material Adverse Effect.

(b)                                 There has not been any action taken by the Company or any Company Subsidiary from December 31, 2015 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

3.11                        Employee Benefit Plans.

(a)                                 Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each Company Employee Plan.  With respect to each Company Employee

Plan, the Company has made available to the Purchaser complete and accurate copies of (A) each such Company Employee Plan, including any amendments thereto, and descriptions of all material terms of any such plan that is not in writing, (B) each trust, insurance, annuity or other funding Contract related thereto, (C) all summary plan descriptions, including any summary of material modifications, and any other material notice or description provided to employees, (D) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (E) the most recently received IRS determination letter or IRS opinion letter, if any, issued by the IRS with respect to any Company Employee Plan that is intended to qualify under Section 401(a) of the Code, (F) the most recent annual reports on Form 5500 (and all schedules thereto) required to be filed with the IRS with respect thereto and (G) all other material filings and material correspondence with any Governmental Authority (including any correspondence regarding actual or, to the Knowledge of the Company, threatened audits or investigations) with respect to each Company Employee Plan.

(b)                                 Each Company Employee Plan (and any related trust or other funding vehicle) has been maintained and administered in all material respects in accordance with its terms and is in compliance in all material respects with ERISA, the Code and all other applicable Laws.  Each of the Company and the Company Subsidiaries has performed all material obligations required to be performed by it under all Company Employee Plans.

(c)                                  No Company Employee Plan is, and none of the Company, any of the Company Subsidiaries or any ERISA Affiliate thereof sponsors, maintains, contributes to, or has ever sponsored, maintained, contributed to, or has or could have any actual or contingent liability with respect to any (i) single employer plan or other pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code, (iii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA) or (iv) multiple employer welfare arrangement (within the meaning of Section 3(4) of ERISA).

(d)                                 Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has timely received or applied for a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, no event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification.  Each trust established in connection with any Company Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.  Neither the Company nor any Company Subsidiary, with respect to any Company Employee Plan, has engaged in any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which could result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code on the Company or any Company Subsidiary.

(e)                                  Except as provided in Section 3.11(e) of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the

Company’s compliance with any of the provisions of this Agreement will (either alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) (i) entitle any participant to any compensation or benefit, (ii) accelerate the time of payment or vesting, increase the amount of payment, trigger any payment or funding of any compensation or benefit, or trigger any other material obligation under any Company Employee Plan, or (iii) trigger any funding (through a grantor trust or otherwise) of compensation, equity award or other benefits.

(f)                                   With respect to each “disqualified individual” (as defined in Section 280G(c) of the Code) who could receive any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), the Company has made available or will make available as soon as reasonably practicable following the date hereof to Parent and the Purchaser (i) a list of such Person’s name and title, (ii) Form W-2s for the five years ending 2015 (or for such shorter period during which a disqualified individual provided service to the Company) and (iii) a list of Company Employee Plans providing for “parachute payments” (as defined in Section 280G(b)(2) of the Code) such Person could receive, as well as the formulas and variables needed to calculate the payments to be made thereunder.  Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, nor the Company’s compliance with any of the provisions of this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time), will result in any “parachute payment” under Section 280G of the Code.

(g)                                  No Company Employee Plan provides for any gross-up, reimbursement or additional payment by reason of any Tax imposed under Section 409A or Section 4999 of the Code.

(h)                                 Each Company Employee Plan that constitutes a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) is set forth in Section 3.11(h) of the Company Disclosure Schedule, and has been maintained and operated in documentary and operational compliance with Section 409A or the Code or an available exemption therefrom.

(i)                                     Each Company Employee Plan maintained or contributed to by the Company or any Company Subsidiary under the law or applicable custom or rule of the relevant jurisdiction outside of the United States (each such Company Employee Plan, a “Foreign Plan”) is listed in Section 3.11(i) of the Company Disclosure Schedule.  In regards to each Foreign Plan, (i) such Foreign Plan is in material compliance with the provisions of applicable Law of each jurisdiction in which such Foreign Plan is maintained, (ii) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and applicable Laws, and (iii) such Foreign Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance in all material respects with the Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan or to qualify for favorable tax treatment that such Foreign Plan is intended to obtain.  No Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of the Company.

(j)                                    Neither the Company nor any Company Subsidiary has any liability in respect of, or obligation to provide, post-retirement health, medical, disability or life insurance benefits for retired, former or current employees, consultants or directors of the Company or Company Subsidiaries (or the spouses, dependents or beneficiaries of any of the foregoing), whether under a Company Employee Plan or otherwise, except as required to comply with Section 4980B of the Code or any similar Law.

3.12                        Labor and Other Employment Matters.

(a)                                 Each of the Company and the Company Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, worker classification, workers’ compensation (including the proper classification of workers as independent contractors and consultants and of employees as exempt or non-exempt, in each case, under the Fair Labor Standards Act of 1938, as amended, and any similar applicable Law), occupational health and safety, plant closings, compensation and benefits, wages and hours, meal and rest periods, human rights, pay equity, and industrial awards or agreements.  The Company has made available to Parent and the Purchaser in Section 3.12(a) of the Company Disclosure Schedule a true and complete list, as of the date of this Agreement, of the names and current annual salary rates or current hourly wages, bonus opportunity, hire date, credited service, accrued vacation or paid-time-off, principal work location and leave status of all present employees of the Company and each Company Subsidiary and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour Laws applicable to employees who do not occupy a managerial, administrative, or professional position.  Without limiting this Section 3.12(a), the Company and each Company Subsidiary (i) have complied in all material respects with the Immigration and Nationality Act of 1952, as amended by the Immigration Reform and Control Act of 1986, and any similar legislation in each relevant jurisdiction, (ii) have in place immigration compliance verification systems, pursuant to which the Company or the Company Subsidiary (as the case may be) verifies the employment status of each of their employees, and (iii) maintain related records and documents, including Forms I-9 and any similar forms for each relevant jurisdiction.

(b)                                 Neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining, employee association or works council or similar Contract, and there are not, as of the date hereof, to the Knowledge of the Company, any union, employee association or works council organizing activities concerning any employees of the Company or any of the Company Subsidiaries.  There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, or any Actions which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees.  Neither the Company nor any of the Company Subsidiaries has recognized any trade union, whether voluntarily or in terms of any statutory procedure as set out in any applicable Law.  There are no labor strikes, slowdowns, work stoppages, picketings, negotiated industrial actions or lockouts pending or, to the Knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries.

(c)                                  In the three years prior to the date of this Agreement, neither the Company nor any Company Subsidiary has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company or any Company Subsidiary.

3.13                        Contracts; Indebtedness.

(a)                                 Section 3.13(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each Contract to which the Company or any Company Subsidiary is a party or which binds or affects their respective properties or assets, and which falls within any of the following categories:

(i)                                     any joint venture, partnership, strategic alliance, limited liability or other similar Contract related to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture in which the Company or any Company Subsidiary owns any interest, or any Contract involving a sharing of profits, losses, costs or liabilities by the Company or any Company Subsidiary with any other Person;

(ii)                                  Contracts (other than purchase orders) between the Company or any Company Subsidiary and any of the ten largest customers of such Persons (determined on the basis of aggregate revenues recognized by the Company and the Company Subsidiaries during the fiscal year ended December 31, 2015);

(iii)                               Contracts (other than purchase orders) between the Company or any Company Subsidiary and any of the ten largest suppliers of such Persons (determined on the basis of aggregate revenues recognized by the Company and the Company Subsidiaries during the fiscal year ended December 31, 2015);

(iv)                              the most recent purchase order, to the extent applicable, for each customer referenced in clause (ii) above, and any outstanding purchase orders in excess of $100,000 with each customer and supplier referenced in clauses (ii) or (iii) above;

(v)                                 except for the Contracts disclosed in clauses (ii) or (iii) above, each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services commitments by the Company or any Company Subsidiary, or the payment therefor by the Company or any Company Subsidiary, providing for either (A) recurring annual payments after the date hereof of $250,000 or more or (B) aggregate payments or potential aggregate payments after the date hereof of $1,000,000 or more;

(vi)                              Contracts that restrict or purport to restrict the Company or its Subsidiaries from competing or engaging in any material respect in any line of business or with any Person or in any geographic area or during any period of time;

(vii)                           Contracts that (A) grant any exclusive license or exclusive supply or distribution agreement to any Company Products, (B) grant any right of first refusal, or similar right to acquire exclusive rights or ownership with respect to any Company Product, or Company IP, (C) contain any provision that requires the purchase of all or a given portion of the Company’s or any Company Subsidiary’s requirements for products or services from a given Third Party, or any other similar provision, or (D) grant “most favored nation” rights;

(viii)                        Leases, subleases, occupancy agreements or other Contracts concerning the use, occupancy, management or operation of, or evidencing any interests in, any real property to which the Company or any Company Subsidiary is party (including all Lease Agreements set forth on Section 3.2(b) of the Company Disclosure Schedule);

(ix)                              Leases, subleases, occupancy agreements and other agreements concerning personal property to which the Company or any Company Subsidiary is party providing for either (A) annual payments after the date hereof of $250,000 or more or (B) aggregate payments after the date hereof of $1,000,000 or more;

(x)                                 Contracts that contain obligations of the Company or any Company Subsidiary secured by a Lien (other than a Permitted Lien), or interest rate or currency hedging agreements, in each case in connection with which the aggregate actual or contingent obligations of the Company and the Company Subsidiaries under such Contract are in excess of $250,000;

(xi)                              Contracts relating to Indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $250,000 and which may be prepaid on not more than thirty (30) days’ notice without the payment of any penalty;

(xii)                           Contracts under which the Company or any Company Subsidiary have any obligations which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of any business, property or assets, or any capital stock or Equity Interest of any Person (whether by merger, sale of stock, sale of assets or otherwise) with a purchase price in excess of $250,000;

(xiii)                        any Contract with a Governmental Authority;

(xiv)                       Company IP Contracts (excluding any licenses to commercially available “off-the-shelf” Software, non-exclusive licenses granted to customers in the ordinary course of business and confidentiality and intellectual property assignment agreements entered into by employees, officers, directors and contractors of the Company and the Company Subsidiaries in the ordinary course of business);

(xv)                          collective bargaining agreement or other Contract with any labor union;

(xvi)                       Contract entered into in connection with the settlement or other resolution of any Action or Order that has any continuing material obligations, liabilities or restrictions or involved payment of more than $250,000;

(xvii)                    Contracts under which the Company or any Company Subsidiary has a continuing indemnification, “earn out” or other contingent payment obligation, in each case, that could result in payments in excess of $250,000 (other than Contracts entered into in the ordinary course of business with customers or suppliers);

(xviii)                 Contract providing for indemnification by the Company or any Company Subsidiary of any officer, director or employee of the Company or any Company Subsidiary;

(xix)                       any Contract that would create a material obligation (or purport to create such obligation) of Parent or its Affiliates (other than the Company or the Company Subsidiaries) as a result of the consummation of the transactions contemplated by this Agreement without Parent or its Affiliates (other than the Company or the Company Subsidiaries) becoming a signatory thereto or otherwise agreeing to be bound thereby; and

(xx)                          any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), or any other Contract that if terminated or expired without being renewed would have a Company Material Adverse Effect.

(b)                                 Each Contract of the type described in Section 3.14(a) is referred to herein as a “Company Material Contract.”  Accurate and complete copies of each Company Material Contract have been made available by the Company to Parent, or publicly filed with the SEC.

(c)                                  (i) Each Company Material Contract is a legally valid, binding and enforceable obligation of the Company or the Company Subsidiaries, as applicable, and, to the Knowledge of the Company, of the other party or parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, (ii) each of the Company and each Company Subsidiary has in all material respects performed the obligations required by it under each Company Material Contract, (iii) neither the Company nor any Company Subsidiary has received written notice of, or, to the Knowledge of the Company, otherwise has any knowledge of, any material violation or material default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Company Material Contract and (iv) neither the Company nor any Company Subsidiary has received any written notice from any other party to terminate any such Company Material Contract.

(d)                                 No director, officer, employee, Affiliate (which for purposes of this Section 3.13(d) shall include any stockholder of the Company that owns more than 5% of the Company Common Stock) or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of the Company or any Company Subsidiary, other than in its capacity as a director, officer or employee of such Person (i) is a party to any Contract with, or is involved, directly or indirectly, in any material business arrangement or other material relationship with, the Company or any Company Subsidiary (whether written or oral), (ii) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by the Company or any Company Subsidiary or (iii) is engaged, directly or indirectly, in the conduct of the business of the Company and the Company Subsidiaries.

3.14                        Litigation.  As of the date of this Agreement, (a) there is no Order or Action pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or their respective assets or properties, or for which the Company or any Company Subsidiary has potential liability (including by virtue of indemnification or otherwise), and (b) to the Knowledge of the Company, there is no Action pending against any executive officer or director of the Company or any Company Subsidiary in their capacity as such that, in each case under clause (a) and clause (b), would have a material and adverse effect on the ability of the Company or any Company Subsidiary to conduct its business as currently conducted.  Neither the Company nor any Subsidiary is subject to any Order or, to the Knowledge of the Company, any continuing investigation by any Governmental Authority.

3.15                        Environmental Matters.  Except for such matters that, individually or in the aggregate, have not resulted and would not reasonably be expected to result, in any liability that is material to the Company and its Subsidiaries, taken as a whole and except as set forth in Section 3.15 of the Company Disclosure Schedule:

(a)                                 no notice, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed, and no Action is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any Company Subsidiary to comply with any Environmental Law;

(b)                                 the Company and each Company Subsidiary is and has been in compliance with all Environmental Laws and all Environmental Permits of the Company;

(c)                                  there has been no release by the Company or any Company Subsidiary, or for which the Company or any Company Subsidiary would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary;

(d)                                 there are no liabilities of the Company or any Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that would reasonably be expected to result in or be the basis for any such liability; and

(e)                                  neither the Company nor any Company Subsidiary has disposed or arranged for the disposal of any Hazardous Substance at any off-site location.

3.16                        Intellectual Property.

(a)                                 Products and Services.  Section 3.16(a)(i) of the Company Disclosure Schedule identifies as of the date of this Agreement each Company Product currently made available to Third Parties for sale, use, license or lease, together with any Company Product currently under development by the Company or any Company Subsidiary.  Section 3.16(a)(ii) of the Company Disclosure Schedule contains a list of all Contracts pursuant to which the Company or any of its Subsidiaries is obligated (regardless of whether such obligation applies as of the date of this Agreement) to pay royalties, fees, commissions, and other amounts to Third Parties for the manufacture, use, offer for sale, sale, or distribution of any Company Product or the use of any Company IP or Third Party Intellectual Property.

(b)                                 Registered IP.  Section 3.16(b) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement (i) each item of Registered IP in which the Company or any Company Subsidiary has or purports to have an ownership interest (whether exclusively, jointly with another Person, or otherwise), (ii) for Patents, Trademarks, and copyrights, the jurisdiction in which such item of Registered IP has been registered or filed, the owner (and, if different, the owner of record), and the applicable application, registration, or serial or other similar identification number, and (iii) any other Person who has an ownership interest in such item of Registered IP and the nature of such ownership interest.

(c)                                  Ownership.  The Company or the Company Subsidiaries exclusively own all right, title, and interest in and to the Company IP free and clear of any Liens (other than Permitted Liens and nonexclusive licenses granted in the ordinary course of business).  Neither the Company nor any Company Subsidiary has agreed to transfer ownership of or granted an option to own (in each case, whether a whole or partial interest), or granted any exclusive right or option to exclusively use, any Company IP to any Person.  Since January 1, 2010, neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, oral claim that remains unresolved challenging (i) the Company’s or the Company Subsidiary’s (x) ownership or registrability of any Company IP or (y) right to use any Third Party Intellectual Property; or (ii) the validity, scope or enforceability of any Company IP.   To the Knowledge of the Company, the Company IP, together with the Third Party Intellectual Property licensed under Company IP Contracts, constitutes all the Intellectual Property Rights necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted; provided that the foregoing shall not be construed (i) as a representation or warranty regarding non-infringement, or lack of misappropriation of Third Party Intellectual Property Rights, or lack of violation of any Intellectual Property Rights of a Third Party, or (ii) to expand in any way any representation or warranty provided in Section 3.16(e).  Each Person who contributed to the conception or development of any Company IP and is or was an employee, officer, director or contractor of the Company or any Company Subsidiary has signed an agreement assigning to the Company and the Company Subsidiaries, as applicable, all Intellectual Property Rights developed or created by such employees, officers, directors and contractors in the course of their employment by or engagement with the Company and the Company Subsidiaries, as applicable, and all such Intellectual Property Rights constitute Company IP which the Company or a Company Subsidiary has full, effective and exclusive ownership of all right, title and interest.  To the Knowledge of the Company, no such employee, officer, director or contractor is in default or breach of any term of such agreement.  No Person has notified the Company or any Company Subsidiary in writing that it is claiming any right to use any Company IP (other than the right to use Company IP expressly granted to such Person under a Contract with the Company).

(d)                                 Registration; Validity.  The Company IP is, to the Knowledge of the Company, valid, subsisting, and enforceable.  The Company and each Company Subsidiary has made all filings and payments and taken all other actions required by Law to be made or taken to maintain each item of Company IP in full force and effect by the applicable deadline, and has complied in all material respects with all applicable Laws relating to inventor reward and remuneration.  No interference, opposition, cancellation, reissue, reexamination, post-grant review, inter-partes review or other Action is or since January 1, 2013, has been pending or threatened in writing in which the scope, validity, or enforceability of any Company IP is being or has been contested or challenged.  Except as set forth in Section 3.16(d) of the Company Disclosure Schedule, no application for any Patent, Internet domain name, copyright, or Trademark registration or any other type of Company IP filed by or on behalf of the Company or any Company Subsidiary at any time since January 1, 2014 has been abandoned, allowed to lapse, or rejected.

(e)                                  Non-infringement.  Except as set forth in Section 3.16(e) of the Company Disclosure Schedule, neither the Company Products nor the operation of the business of the Company and its Subsidiaries has, for six (6) years prior to the date hereof, infringed, misappropriated or violated, or currently infringes, misappropriates, requires rights under, or violates any Intellectual Property Right of any Third Party, provided that the foregoing representation is made subject to the Knowledge of the Company with respect to Patents of a Third Party.  No infringement, misappropriation, or similar claim or Action is pending or, since January 1, 2010, has been threatened against any Person who may be entitled to be indemnified by the Company or any Company Subsidiary, provided, that if any such Person has not yet provided notice of such claim to the Company or a Company Subsidiary, then, with respect to such claim, such representation and warranty is being made to the Knowledge of the Company.  Neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, oral claim, nor is there, to the Knowledge of the Company, any basis for any such claim, that remains unresolved alleging (i) the invalidity of any of the Company IP or (ii) any infringement, misappropriation, or violation of any Intellectual Property Right of another Person by the Company or any Company Subsidiary.

(f)                                   Infringement of Company IP.  To the Knowledge of the Company, no Person is currently infringing, misappropriating, or otherwise violating, the Intellectual Property Rights in any Company IP.  There is no Action pending or threatened by the Company or any Company Subsidiary against any Person concerning the foregoing.

(g)                                  Confidentiality; Trade Secrets.  The Company and each Company Subsidiary, as applicable, has taken commercially reasonable measures to protect and maintain (i) the confidentiality of all proprietary and confidential information that the Company and the Company Subsidiaries hold and (ii) its ownership of, and rights in, all Company IP.  Without limiting the foregoing, neither the Company nor any Company Subsidiary has made any of its trade secrets or other confidential or proprietary information, or confidential information of another Person under which the Company or any of its Subsidiaries has an obligation of confidentiality, that it intended to maintain as confidential information (including source code with respect to Company IP) available to any other Person, except pursuant to written agreements entered in the ordinary course of business consistent with past practice requiring such Person to maintain the confidentiality of such confidential information, which, to the Knowledge of the Company, have not been breached by such other Person.

(h)                                 Effect of Transaction.  The execution, delivery and performance by the Company and the Company Subsidiaries of this Agreement and the consummation of the transactions contemplated hereby do not and will not alter, encumber, impair or extinguish or cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP or violate nor result in a breach, of any Company IP Contracts or any acceleration of or increase in, or loss of, any payments or benefits thereunder.  Following the Closing, Purchaser will be permitted to exercise all of the rights of the Company and the Company Subsidiaries under such contracts, licenses and agreements to the same extent the Company and/or any applicable Company Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company and/or any applicable Company Subsidiaries would otherwise be required to pay.  Neither this Agreement nor the transactions contemplated hereby, will result in (i) the Purchaser or any of its Affiliates granting to any Third Party any new or additional right to or with respect to any Company IP, (ii) the Purchaser or any of its Affiliates being obligated to (A) pay any royalties, honoraria, fees or other payments to any Person in excess of those payable by such party prior to the transactions contemplated hereby, or (B) provide or offer any discounts or other reduced payment obligations to any Person in excess of those provided to such Person prior to the transactions contemplated hereby, or (iii) the Purchaser or any of its Affiliates being bound by, or subject to, any non-compete, licensing obligation, covenant not to sue, or other material restriction on or modification of the operation or scope of its business.

(i)                                     Government Support.  No funding or facilities of any Governmental Authority, or funding or facilities of a university, college, other educational or academic institution or research center, or funding from Third Parties was used in the development of the Company Products or Company IP.  No Governmental Authority, university, college, other educational institution or research center has any claim or right in or to the Company IP or Company Products.  No current or former employee or independent contractor of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company Products or Company IP, has performed services for any Governmental Authority, a university, college, or other educational institution, or a research center, during a period of time during which such employee or independent contractor was also performing services for the Company or any Company Subsidiary.

(j)                                    Technology.  The Technology has not materially malfunctioned or failed within the past three (3) years and does not, to the Knowledge of the Company, contain any viruses, bugs, faults, disabling code or other software routines or hardware components that significantly disrupt or adversely affect the business of the Company as currently conducted.  The Company and the Company Subsidiaries have taken commercially reasonable measures consistent with industry standards to protect the confidentiality, integrity and security of the Technology (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, and, except as set forth in Section 3.16(j) of the Company Disclosure Schedule, no Person has, to the Knowledge of the Company, gained unauthorized access to the Technology (or the information and transactions stored or contained therein or transmitted thereby).

(k)                                 No Open Source Software.  The Company and the Company Subsidiaries have not (i) incorporated in or otherwise utilized Open Source Software with respect to any Company Products distributed or made available to any other Person, including its customers, distributors, service contractors and resellers, and have not utilized any Open Source Software in the operation of their businesses in a manner which would require that any Company Proprietary Software or any Company Products (excluding the original Open Source Software) be disclosed or distributed in source code form, made available at no charge or otherwise licensed to Third Parties.

(l)                                     Standard Setting Body.  The Company and the Company Subsidiaries have not participated as a member in any formal standards-setting body.

3.17                        Product Warranty.  The Company has made available to Parent the Standard Forms of product warranties used by the Company and the Company Subsidiaries. To the Knowledge of the Company, none of the Company Products (i) contains any material defect, or error that is likely to materially and adversely affect the use, functionality, or performance of such Company Product, or (ii) fails to comply with any applicable warranty relating to the use, functionality, or performance of such Company Product in any material respect (each a “Product Warranty”).

3.18                        Tax Matters.

(a)                                 (i) All income and other material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any Company Subsidiary have been filed when due (taking into account extensions) in accordance with all applicable Laws, (ii) all such Tax Returns are true, correct and complete in all material respects, (iii) the Company and each Company Subsidiary has paid (or has had paid on their behalf) all material Taxes due and owing (whether or not shown on any Tax Return), (iv) all Taxes that the Company or any Company Subsidiary is or was required to withhold or collect in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person have been duly withheld or collected and have been timely paid, to the extent required, to the proper Taxing Authority and (v) since the date of the most recent Company SEC Documents, neither the Company nor any Company Subsidiary has incurred any material liability for Taxes outside the ordinary course of business.

(b)                                 The Company and the Company Subsidiary have made available to the Purchaser or Parent prior to the date of this Agreement correct and complete copies of any and all U.S. federal and other material Tax Returns filed by one or more of them for any taxable year ending after December 31, 2010.

(c)                                  Neither the Company nor any Company Subsidiary has granted any currently effective extension or waiver of the statute of limitations period for the collection or assessment of Taxes applicable to any federal, or in cases including material amounts of Tax, state, local or foreign Tax Return, which period (after giving effect to such extension or waiver) has not yet expired (other than pursuant to extensions of time to file Tax Returns properly obtained in the ordinary course).

(d)                                 (i) No deficiencies or adjustments involving a material amount of Taxes with respect to the Company or any Company Subsidiary have been claimed, proposed or assessed in writing by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved; (ii) as of the date hereof, there is no Action pending or threatened in writing against or with respect to the Company or any Company Subsidiary in respect of material Taxes or Tax Returns; and (iii) no claim involving a material amount of Taxes has ever been made in writing by a Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not file a Tax Return that such Person is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(e)                                  There are no material Liens for Taxes on any assets of the Company or any Company Subsidiary, other than Permitted Liens.

(f)                                   During the two-year period ending on the date hereof, neither the Company nor any Company Subsidiary was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

(g)                                  Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or Section 301.6111-2(b)(2) or any similar provision of state, local or foreign Law.

(h)                                 (i) Neither the Company nor any Company Subsidiary is or has been in the past five years a member of an affiliated group of corporations for Tax purposes (including within the meaning of Section 1504 of the Code) or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company is or was the common parent) and (ii) neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(i)                                     There are no Tax allocation, sharing, indemnity, reimbursement or similar agreements or arrangements with any Third Parties with respect to or involving the Company or any Company Subsidiary (other than any such agreement solely among the Company or any Company Subsidiaries).

(j)                                    Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of (i) change in the method of accounting for a taxable period ending on or prior to the date hereof, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the date hereof, or (iii) a sale or transaction prior to the date hereof that is subject to Section 453 of the Code (or similar provisions of state, local or foreign law).

(k)                                 The Shares are not “United States real property interests” within the meaning of Section 897 of the Code.

3.19                        Insurance.  The Company has made available to Parent accurate and complete copies of all material insurance policies relating to the business, assets and operations of the Company and the Company Subsidiaries (the “Insurance Policies”).  Section 3.19 of the Company Disclosure Schedule contains an accurate and complete list of the Insurance Policies.  Each of the Insurance Policies is in full force and effect, all premiums currently due thereon have been paid in full and the Company and the Company Subsidiaries are in compliance in all material respects with the terms and conditions of such Insurance Policies.  Since January 1, 2014, none of the Company or any Company Subsidiary has received any notice or other communication regarding any actual or possible (a) cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage, (b) invalidation of any Insurance Policy, (c) refusal of any coverage, limitation in coverage or rejection of any material claim under any Insurance Policy or (d) material adjustment in the amount of the premiums payable with respect to any Insurance Policy, except as would not be material and adverse to the business of the Company and the Company Subsidiaries taken as a whole.  There is no material claim by the Company or any Company Subsidiary pending under any of the Insurance Policies and no material claim made since January 1, 2014, in the case of any pending claim, has been questioned or disputed by the underwriters of such Insurance Policies.  None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement.  All appropriate insurers under such insurance policies have been timely notified of all material pending litigation and other potentially insurable material losses known to the Company or any Company Subsidiary, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

3.20                        Properties and Assets.  The Company and the Company Subsidiaries have, and immediately following the Effective Time will continue to have, good and valid title to their owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement to use, all assets and properties (in each case, tangible and intangible) (a) necessary and desirable to permit the Company and the Company Subsidiaries to conduct their businesses in all material respects as currently conducted and (b) free and clear of all Liens other than Permitted Liens.  Notwithstanding the foregoing, it is understood and agreed that matters regarding the infringement or violation of Intellectual Property Rights of a Third Party are addressed solely in Section 3.16 and not in this Section 3.20.

3.21                        Real Property.

(a)                                 The Company and each Company Subsidiary has good and marketable fee simple title to all of its Owned Real Property (as defined below), and valid leasehold interests in all of its Leased Real Property (as defined below) in each case free and clear of all Liens, except for Permitted Liens.

(b)                                 Section 3.21(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property currently owned by the Company or any Company Subsidiary (each, an “Owned Real Property”).  Section 3.21(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property that is leased, subleased or otherwise occupied by the Company or any Company Subsidiary (each, a “Leased Real Property”), (ii) the address for each Leased Real Property, (iii) current monthly rent amounts payable by the Company or any Company Subsidiary related to such Leased Real Property and (iv) the agreement evidencing the applicable lease or sublease, and any and all amendments, modifications, and side letters relating thereto, if any (each a “Lease Agreement”).  All Lease Agreements are the valid, binding obligations of the Company and the Company Subsidiaries, as applicable, and, to the Knowledge of the Company, of the other party or parties thereto, and are in full force and effect, without penalty, acceleration, termination, default, breach, repurchase right or other adverse consequence on account of the execution, delivery or performance of this Agreement by the Company and the Company Subsidiaries, as applicable, and the consummation of the transactions contemplated hereby.  The Company has provided Parent with true, correct, accurate and complete copies of each Lease Agreement, and each Lease Agreement represents the entire agreement between the Company or any Company Subsidiary and the counterparty thereto.  Except for Permitted Liens, no Owned Real Property or Leased Real Property is subject to any Lien or agreement granting to any Third Party any interest in such Owned Real Property or Leased Real Property or any right to the use or occupancy of any Owned Real Property or Leased Real Property.  The Company and each Company Subsidiary has performed all material obligations required to be performed by it to date under each Lease Agreement.

(c)                                  Except as would not reasonably be expected to have a material and adverse effect on the ability of the Company or any Company Subsidiary to conduct its business as currently conducted, there are no structural, electrical, mechanical or other defects in any improvements located on any of the Owned Real Property or the Leased Real Property.  Neither the Company nor any Company Subsidiary has received written notice of any pending, and, to the Knowledge of the Company, there is no threatened condemnation proceeding with respect to any of the Owned Real Property or the Leased Real Property.  Neither the Company nor any Company Subsidiary has received written notice of, or, to the Knowledge of the Company, oral notice of, any zoning, ordinance, building, land use, fire or health code or other legal violation affecting such Owned Real Property or Leased Real Property.  All material improvements located on the Owned Real Property or the Leased Real Property are in sufficiently good condition and repair (ordinary wear and tear excepted) to allow the business of the Company and the Company Subsidiaries to be operated in the ordinary course as currently conducted and as presently proposed to be conducted in all material respects.

3.22                        Opinion of Financial Advisor.  The Company Board has received the written opinion (the “Fairness Opinion”) of Cowen and Company, LLC (the “Company Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the consideration to be received by the stockholders of the Company in the Offer and the Merger is fair, from a financial point of view, to such stockholders.  The Company shall provide an accurate and complete signed copy of such opinion to Parent solely for information purposes as soon as practicable after the date of this Agreement.

3.23                        Information in the Offer Documents and Schedule 14D-9.  The information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC, when published distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Schedule 14D-9 (and any amendment thereof or supplement thereto) will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act, Regulation M-A and any other applicable federal securities Laws and will not, when filed with the SEC, when published, distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to information furnished by the Purchaser in writing expressly for inclusion therein.

3.24                        Brokers.  Except for the Company’s obligations to the Company Financial Advisor, neither the Company nor any stockholder, director, officer, employee or Affiliate of the Company, has incurred or will incur on behalf of the Company or any Company Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Offer and the Merger.  The Company has heretofore made available to Parent accurate and complete copies of all Contracts between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment or commission relating to the Offer or the Merger or any other transactions contemplated by this Agreement.

3.25                        No Other Representations or Warranties.  Except for the representations and warranties contained in this ARTICLE III as of the date hereof, neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its subsidiaries or their respective businesses or with respect to any other information provided to Parent or Purchaser in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND
THE PURCHASER

Except as set forth in the disclosure schedule dated as of the date hereof and delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), which identifies items of disclosure by reference to a particular Section or Subsection of this Agreement (provided, however, that any disclosure made in the Parent Disclosure Schedule shall be deemed to be disclosed with respect to any section of this Agreement to the extent the relevance of such disclosure to any such representation or warranty is reasonably apparent from the text of such disclosure), Parent and the Purchaser hereby represent and warrant to the Company as follows:

4.1                               Organization and Qualification.  Each of Parent and the Purchaser is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite organizational power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.  Each of Parent and the Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not materially impair the ability of Parent and the Purchaser to consummate, or prevent or materially delay, the Offer, Merger or any of the other transactions contemplated by this Agreement.

4.2                               Authority.

(a)                                 Each of Parent and the Purchaser has all necessary organizational power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and the Merger.  The execution and delivery of this Agreement by each of Parent and the Purchaser, as applicable, and the consummation by Parent and the Purchaser of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by all necessary organizational action, and no other organizational proceedings on the part of Parent or the Purchaser and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.  This Agreement has been duly authorized and validly executed and delivered by Parent and the Purchaser, and, assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of Parent and the Purchaser, enforceable against Parent and the Purchaser in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law).  If, prior to the Closing, Parent shall exercise its right pursuant to Section 8.9 to transfer its ownership interest in the Purchaser to any direct or indirect Subsidiary of Parent, then Parent shall, within 24 hours thereafter and in no event less than 24 hours prior to the Effective Time, cause the transferee thereof, as the sole stockholder of the Purchaser, to duly execute and deliver a stockholder consent to the Company pursuant to Section 228 of the DGCL (or otherwise in accordance with applicable Law) adopting this Agreement and approving the transactions contemplated hereby.

(b)                                 Further to Section 4.2(a), no vote or consent of the holders of any class or series of capital stock of Parent is necessary or required (including under the New York Stock Exchange rules, the amended and restated certificate of incorporation or bylaws of Parent or applicable Law) to approve this Agreement or the other transactions contemplated hereby, including the Offer and the Merger.  Promptly following the execution of this Agreement (and in any event within one Business Day following the date hereof), Parent, as the sole stockholder of the Purchaser, shall duly execute and deliver a stockholder consent to the Company pursuant to Section 228 of the DGCL adopting this Agreement (the “Stockholder Consent”).

4.3                               No Conflict.  None of the execution, delivery or performance of this Agreement by Parent and the Purchaser, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by Parent and the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent and the Purchaser with any of the provisions of this Agreement will (with or without notice or lapse of time, or both):  (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent and the Purchaser; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, violate any Law applicable to Parent and the Purchaser or any other Person that is, as of the date hereof, a Subsidiary of Parent (each a “Parent Subsidiary”) or any of their respective properties or assets or (c) require any consent or approval under, violate, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of Parent or the Purchaser or any Parent Subsidiary pursuant to any Contract or permit to which Parent or the Purchaser or any Parent Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, would not materially impair the ability of Parent and the Purchaser to consummate, or prevent or materially delay, the Offer, the Merger or any of the other transactions contemplated by this Agreement.

4.4                               Required Filings and Consents.  Assuming the accuracy of the representations and warranties of the Company in Section 3.5, none of the execution, delivery or performance of this Agreement by Parent and the Purchaser, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by Parent and the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or the Purchaser with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any Consent of any Governmental Authority or any other Person, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with the applicable requirements of the Exchange Act and the Securities Act, (c) filings with the SEC as may be required in connection with this Agreement and the transactions contemplated hereby, (d) such filings as may be required under the rules and regulations of the NYSE or NASDAQ, (e) compliance with the applicable requirements of the HSR Act and other Foreign Antitrust Laws and (f) where the failure to obtain such Consents, if any, individually or in the aggregate, would not materially impair the ability of Parent and the Purchaser to consummate, or prevent or materially delay, the Offer, the Merger or any of the other transactions contemplated by this Agreement.

4.5                               Litigation.  As of the date hereof, there is no Order or Action pending, or to the Knowledge of Parent, threatened in writing against Parent or the Purchaser or their respective assets or properties, except as would not, individually or in the aggregate, materially impair the ability of Parent or the Purchaser to consummate, or prevent or materially delay, the Offer, the Merger or any of the other transactions contemplated by this Agreement.

4.6                               Information in the Schedule 14D-9.  The information supplied by Parent and the Purchaser in writing expressly for inclusion or incorporation by reference in the Schedule 14D-9

(and any amendment thereof or supplement thereto) will not, at the date mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

4.7                               Information in the Offer Documents.  The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC, at the time of publication, distribution or dissemination thereof to the stockholders of the Company, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Purchaser with respect to statements made in the Offer Documents based on information supplied by the Company in writing expressly for inclusion therein.  The Offer Documents (and any amendment thereof or supplement thereto) will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

4.8                               Sufficiency of Funds.  As of the Acceptance Time and the Effective Time, Parent will have sufficient funds to consummate the transactions contemplated by this Agreement and to satisfy all of Parent’s and the Purchaser’s monetary and other obligations under this Agreement, and will make available to the Purchaser such funds, including the payment of the Offer Price in respect of each Share validly tendered and accepted in the Offer, the payment of the Merger Consideration in respect of the Merger and the payment of all associated Expenses of the Offer and the Merger to be paid by Parent.

4.9                               Ownership of the Purchaser; No Prior Activities.  The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, the Purchaser has not and will not, prior to the Closing Date, have incurred, directly or indirectly, through any Subsidiary or otherwise, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any Contracts with any Person.

4.10                        DGCL Section 203.  None of Parent, the Purchaser or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as such terms are defined in Section 203 of the DGCL.

4.11                        Ownership of Shares.  Neither Parent nor the Purchaser or any of their Subsidiaries beneficially owns any Shares.

4.12                        Brokers.  Neither Parent nor the Purchaser nor any of their respective stockholders, directors, officers, employees or Affiliates has incurred or will incur on behalf of Parent or the Purchaser or any Parent Subsidiary any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement for which the Company would have any liability prior to the Effective Time.

4.13                        Acknowledgement of Disclaimer of Other Representations and Warranties.  Except for the representations and warranties contained in ARTICLE III or in any certificate delivered pursuant to this Agreement to Parent or the Purchaser in connection with the consummation of the Offer or the Merger, each of Parent and the Purchaser acknowledges and agrees that neither the Company nor any Person on behalf of the Company makes, and neither Parent nor the Purchaser is relying upon, any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or their respective businesses or with respect to any other information made available to Parent or the Purchaser in connection with the transactions contemplated by this Agreement.  Neither the Company nor any other Person has made or is making any representation or warranty with respect to (including as to the accuracy or completeness of), or will have or be subject to any liability to Parent, the Purchaser or any other Person resulting from, the distribution to Parent or the Purchaser, or Parent’s or the Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or the Purchaser or their respective Representatives in the due diligence or management presentations or otherwise, unless and then only to the extent of the representations and warranties contained in ARTICLE III or in any certificate delivered pursuant to this Agreement to Parent or the Purchaser in connection with the consummation of the Offer or the Merger.

ARTICLE V
COVENANTS

5.1                               Conduct of Business.

(a)                                 The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1(a) of the Company Disclosure Schedule, as expressly required by applicable Law or required or permitted by this Agreement or otherwise with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to, (i) conduct its business only in the ordinary course of business consistent with past practice, (ii) use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of the Company and each Company Subsidiary and preserve the goodwill and current relationships of the Company and each Company Subsidiary with customers, suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations and (iii) use its commercially reasonable efforts to preserve intact its business organization.

(b)                                 Without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly required by applicable Law or required by this Agreement, or otherwise with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following:

(i)                                     amend the certificate of incorporation, bylaws or other comparable charter or organizational documents (whether by merger, consolidation or otherwise) of the Company or any Company Subsidiary;

(ii)                                  (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any Company Subsidiary (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, distributions under the Company ESPP of no more than 142,000 shares and distributions resulting from the vesting or exercise of Company Options or the vesting and settlement of Company RSUs outstanding on the date of this Agreement), (B) split, combine or reclassify any capital stock of the Company or any Company Subsidiary, (C) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any Company Subsidiary, (D) purchase, redeem or otherwise acquire any Equity Interest in the Company or any Company Subsidiary except for acquisitions of Company Common Stock by the Company in satisfaction by holders of Company Options or Company RSUs, outstanding on the date of this Agreement, of the applicable exercise price or withholding taxes or (E) take any action that would result in any amendment, modification or change of any term of any Indebtedness of the Company or any Company Subsidiary;

(iii)                               (A) issue, deliver, sell, grant, pledge, transfer, subject to any Lien (other than Permitted Liens) or otherwise encumber or dispose of any Equity Interest in the Company or any Company Subsidiary, other than the issuance of shares of Company Common Stock upon the exercise of Company Options and Company RSUs that are outstanding on the date of this Agreement, in each case in accordance with the applicable equity award’s terms as in effect on the date of this Agreement and the rights to purchase Company Common Stock under the Company ESPP or (B) amend any term of any Equity Interest of the Company or any Company security (in each case, whether by merger, consolidation or otherwise);

(iv)                              adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Company or any Company Subsidiary;

(v)                                 other than Contracts entered into, amended or renewed with customers and suppliers in the ordinary course of business consistent with past practice on terms that are substantially similar in the aggregate to the existing Company Material Contracts, (A) terminate, cancel, renew or agree to any material amendment of, material change in or material waiver under any Company Material Contract, (B) enter into any Contract that, if existing on the date hereof, would be a Company Material Contract or (C) amend any Contract in existence on the date hereof that, after giving effect to such amendment, would be a Company Material Contract;

(vi)                              incur any capital expenditures or any obligations or liabilities in respect thereof in excess of $250,000 in the aggregate in any fiscal quarter;

(vii)                           acquire (A) any material business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), or (B) acquire or license from any

Person any Intellectual Property Rights or Technology other than in the ordinary course of business consistent with past practice;

(viii)                        (A) sell, lease, license, pledge, transfer, exchange, abandon, disclaim, forfeit, grant rights in or access to other Persons, subject to any Lien or otherwise dispose of any of its Intellectual Property Rights or Technology, material assets or material properties (including Company Products) except (1) pursuant to existing Contracts or commitments in effect prior to the execution of this Agreement, (2) sales of tangible Inventory or used equipment in the ordinary course of business consistent with past practice or (3) Permitted Liens, (B) sell, dispose of, disclose, or license the source code for Company Proprietary Software to any Person (other than immaterial portions of source code of Company Proprietary Software provided pursuant to a software development kit license or disclosed in connection with trials, demonstrations or similar arrangements, in each case on a non-exclusive basis, in the ordinary course of business consistent with past practice and subject to written non-disclosure and non-use restrictions imposed on and agreed to by the recipient), (C) disclose any trade secrets or other proprietary and confidential information to any Person other than in the ordinary course of business consistent with any contractual obligations and past practice and provided such Person is subject to a confidentiality or non-disclosure agreement requiring such Person to maintain the confidentiality thereof or (D) enter into any arrangement, the result of which is the loss, expiration or termination of any license or right under or to any Third Party Intellectual Property (excluding any licenses to commercially available “off-the-shelf” Software);

(ix)                              except as required by Law or to comply with any Company Employee  Plan as in effect on the date of this Agreement: (A) grant to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary any (1) increase in compensation, (2) bonus or (3) other benefits, except for increases in the compensation or grants of bonuses in the ordinary course of business consistent with the Company’s or a Company Subsidiary’s past practices for employees below the level of Vice President or as agreed to in writing prior to the date of this Agreement and disclosed in Section 3.11(a) of the Company Disclosure Schedule, (B) grant to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, (C) except as otherwise contemplated pursuant to Section 5.10 hereof, establish, adopt, enter into or amend any Company Employee Plan (other than offer letters that contemplate “at will” employment without severance benefits) or collective bargaining agreement, in each case except as required by applicable Law, (D) take any action to amend or waive any performance or vesting criteria or accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan except to the extent required pursuant to the terms  as in effect as of the date of this Agreement of any Company Employee Plan  disclosed in Section 3.11(a) of the Company Disclosure Schedule or applicable Law, (E) make any Person a beneficiary of any retention plan under which such Person is not as of the date of this Agreement a beneficiary which would entitle such Person to vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement, or (F) fire or involuntary terminate any officer of the Company, other than for cause;

(x)                                 (A) write-down any of its material assets, including any capitalized Inventory or Company IP, in excess of $250,000, except for depreciation and amortization in accordance with GAAP or in accordance with the ordinary course of business consistent with past practice or (B) make any change in any method of financial accounting principles, method or practices, in each case except for any such change required by GAAP or applicable Law, including Regulation S-X under the Exchange Act (in each case following consultation with the Company’s independent auditor);

(xi)                              (A) incur any Indebtedness in an amount in excess of $250,000 or modify in any material respect the terms of any Indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiary or (B) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $250,000, other than (1) to the Company or any Company Subsidiary or (2) accounts receivable and extensions of credit in the ordinary course of business, and advances in expenses to employees, in each case in the ordinary course of business consistent with past practice;

(xii)                           agree to any exclusivity, non-competition, most favored nation, or similar provision or covenant restricting the Company or any Company Subsidiary from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services);

(xiii)                        make, change or rescind any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file any material claim for Tax refunds, enter into any material closing agreement, enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, settle or compromise any material Tax claim, audit, assessment, investigation or controversy, surrender any right to claim a material Tax refund or credit, file any Tax Return relating to the Company or any of the Company Subsidiaries that has been prepared in a manner that is inconsistent with the past practices of the Company or such Company Subsidiary, as applicable, or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes;

(xiv)                       (A) compromise or settle (or agree to do any of the preceding with respect to) any Action, other than in the ordinary course of business, or (B) waive, relinquish, release, grant, transfer or assign any right with a value of more than $250,000 in any individual case;

(xv)                          cancel or terminate or allow to lapse without commercially reasonably substitute policy therefor, or amend in any material respect or enter into, any material Insurance Policy, other than the renewal of existing Insurance Policies or enter into commercial reasonable substitute policies therefor;

(xvi)                       cancel or terminate or allow to lapse any Company Permit;

(xvii)                    take any action that is intended or would reasonably be expected to result in any of the conditions and requirements of the Offer set forth in Annex I or the conditions to the Merger set forth in ARTICLE VI not being satisfied;

(xviii)                 except as required by applicable Law, convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company;

(xix)                       make any material change in its investment policies with respect to cash or marketable securities; or

(xx)                          authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Expiration Date. Prior to the Expiration Date, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

5.2                               Access to Information.

(a)                                 From the date of this Agreement until the Effective Time, upon reasonable prior written notice by Parent or the Purchaser, the Company shall, and shall use commercially reasonable efforts to cause each Company Subsidiary and each of their respective Representatives to:  (i) provide to Parent and the Purchaser and their respective Representatives access at reasonable times to the properties, offices and other facilities of the Company and each Company Subsidiary and to the books and records thereof (including Tax Returns) and (ii) furnish such information concerning the business, properties, offices and other facilities, Contracts, assets, liabilities, employees, officers and other aspects of the Company and each Company Subsidiary as Parent or its Representatives may reasonably request; provided, however, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company, (A) constitute a waiver of the attorney-client privilege, work product doctrine or other privilege held by the Company, (B) would violate an existing confidentiality obligation to or agreement with any person; or (C) otherwise violate any applicable Laws.  Any investigation conducted pursuant to the access contemplated by this Section 5.2 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and the Company Subsidiaries or result in damage or destruction of any property or assets of the Company or any Company Subsidiary.  Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing.

(b)                                 With respect to the information disclosed pursuant to Section 5.2(a), Parent shall comply with, and shall cause its Representatives to comply with, all of its obligations under the Confidentiality Agreement.

5.3                               No Solicitation.

(a)                                 The Company shall and shall cause each of the Company Subsidiaries and shall use its reasonable best efforts to cause its Representatives to immediately (i) cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal and (ii) instruct each Person that has previously executed a confidentiality agreement in connection with such Person’s consideration of a Competing Proposal to return to the Company or destroy any non-public information previously furnished to such Person or to any Person’s Representatives by or on behalf of the Company or any Company Subsidiary.

(b)                                 From and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with ARTICLE VII, the Company shall not and shall cause each of the Company Subsidiaries and shall use its reasonable best efforts to cause its and their Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or encourage (including by way of furnishing non-public information) any Competing Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal, (iii) approve, endorse, recommend, execute or enter into, or publicly propose to approve, endorse, recommend, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive Contract (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal (an “Alternative Acquisition Agreement”), (iv) take any action to make the provisions of any Takeover Statute (including Section 203 of the DGCL) or any applicable anti-takeover provision in the Company’s organizational documents inapplicable to any transactions contemplated by a Competing Proposal, (v) terminate, amend, release, modify or knowingly fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar contract entered into by the Company in respect of or in contemplation of a Competing Proposal (other than to the extent the Company Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that failure to take any such actions under this Section 5.3(b)(v) to the extent necessary to permit a Person to make a Competing Proposal to the Company Board, would be inconsistent with its fiduciary duties under applicable Law, provided that such actions shall be conditioned upon such Person making such Competing Proposal agreeing to disclosure of such Competing Proposal to Parent and the Purchaser, in each case as contemplated by and subject to compliance with this Section 5.3) or (vi) propose, resolve or agree to do any of the foregoing; provided, however, that nothing in this Section 5.2(b) shall prohibit the Company or its Representatives from contacting in writing any Person or group of Persons who make, following the date of this Agreement, a Competing Proposal, for the sole purpose of clarifying the terms and conditions thereof so as to determine whether such Competing Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, and any such actions shall not be a breach of this Section 5.2(b).

(c)                                  Notwithstanding anything to the contrary contained in Section 5.3(b) or any other provisions of this Agreement, if, at any time on or after the date of this Agreement and prior to the Acceptance Time, (i) the Company, any Company Subsidiary or any of its Representatives receives a written, bona-fide Competing Proposal from any Person or group of

Persons which did not result from any breach by the Company, any Company Subsidiary or their Representatives of this Section 5.3, and (ii) the Company Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and the Company Subsidiaries to the Person or group of Persons who has made such Competing Proposal; provided, that the Company shall promptly provide to Parent any material non-public information concerning the Company or any Company Subsidiary that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal.

(d)                                 From and after the date of this Agreement, the Company shall promptly, and in any event within 48 hours, notify Parent in the event that any of the officers or directors of the Company or any Company Subsidiary, any of the individuals listed in Section 8.4(i) of the Company Disclosure Schedule, attorneys or legal advisors representing the Company or the Company Subsidiaries, or any investment banker or financial advisors representing the Company or the Company Subsidiaries (including the Company Financial Advisor) receives (i) any Competing Proposal or (ii) any request for discussions or negotiations regarding any Competing Proposal.  In connection with such notice, the Company shall indicate the identity of the Person or group of Persons making such Competing Proposal or request and shall provide a copy of such Competing Proposal, indication, or request (or, where no such copy is available, a reasonably detailed description of such Competing Proposal, indication, or request), including any modifications thereto.  Thereafter, the Company shall keep Parent informed (orally and in writing) on a current basis (and in any event at Parent’s request and otherwise no later than 48 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Competing Proposal, indication, or request (including the material terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any revised written proposals or offers relating thereto.  Neither the Company nor any Company Subsidiary will enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 5.3.

(e)                                  From and after the date of this Agreement, except as expressly permitted by this Section 5.3(e) and subject in all respects to Section 5.3(f), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, in a manner adverse to Parent or the Purchaser, the Company Board Recommendation, (ii) fail to include the Company Board Recommendation in the Schedule 14D-9, (iii) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes a Competing Proposal is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the stockholders of the Company (taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of the Company shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within 10 Business Days after commencement thereof or fail to reaffirm the Company Board Recommendation within four Business Days after Parent so requests in writing (provided that Parent shall not be entitled to request such reaffirmation more than one time, unless such Competing Proposal is amended, after which, the Company Board shall provide a reaffirmation for each such amendment in accordance with this Section 5.3(e)), (iv) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Competing Proposal made or received after the date of this Agreement (any of the actions described in clauses (i) through (iv) of this Section 5.3(e), an “Adverse Recommendation Change”; provided that the delivery of a Recommendation Change Notice or a Notice of Superior Proposal shall not, in and of itself, constitute an Adverse Recommendation Change) or (v) cause or permit the Company or any Company Subsidiary to enter into any Alternative Acquisition Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, the Company Board shall be permitted to effect any Adverse Recommendation Change (x) described in clause (i) of such definition or otherwise terminate this Agreement to concurrently enter into a definitive Alternative Acquisition Agreement, in each case solely, under this clause (x), with respect to a Superior Proposal, subject in each case to compliance with Section 5.3(f) and the concurrent payment of any amount owed Parent pursuant to Section 7.2, if the Company Board (A) has received a bona fide written Competing Proposal that the Company Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent and the Purchaser pursuant to Section 5.3(f) and (B) in connection with an Adverse Recommendation Change described in clause (i) of such definition, determines in good faith, after consultation with its legal advisors, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law or (y) in response to an Intervening Event, if the Company Board determines in good faith, after consultation with its legal advisors, that failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law; provided, that the Company Board may not make an Adverse Recommendation Change in response to an Intervening Event unless the Company (A) provides Parent with a written description of such Intervening Event in reasonable detail, (B) keeps Parent reasonably informed of material developments with respect to such Intervening Event, (C) notifies Parent in writing at least four Business Days before making an Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifying the reasons therefor (such notice, a “Recommendation Change Notice”) and (D) prior to the expiration of such four Business Day period, Parent does not make a bona fide proposal to amend the terms of this Agreement that the Company Board determines in good faith would obviate the need to make an Adverse Recommendation Change in accordance with its fiduciary duties under applicable Law.

(f)                                   From and after the date of this Agreement, the Company Board shall not be entitled to effect an Adverse Recommendation Change or terminate this Agreement, in each case, with respect to a Superior Proposal unless (i) none of the Company, any Company Subsidiary or any of their Representatives has breached this Section 5.3 in any respect as relates to such Superior Proposal, (ii) the Company has provided written notice (a “Notice of Superior Proposal”) to Parent and the Purchaser that the Company intends to take such action, which notice includes a copy of the Superior Proposal that is the basis of such action (including the identity of the Third Party making the Superior Proposal) and copies of all relevant documents relating to such Superior Proposal (including all financing documents, if applicable, provided that the Company shall not be required to disclose any provisions of a fee letter that are customarily redacted, if so required by the Third Party making the Superior Proposal), (iii) during the four Business Days period following Parent’s and the Purchaser’s receipt of the

Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and the Purchaser in good faith (to the extent Parent and the Purchaser desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal would cease to constitute a Superior Proposal and (iv) following the end of the four Business Days period, the Company Board shall have determined in good faith, after consultation with its independent financial advisors and outside legal counsel, taking into account any changes to this Agreement proposed in writing by Parent and the Purchaser in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal.  Any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 5.3(f); provided, however, that for purposes of this sentence, references to the four Business Day period above shall be deemed to be references to a two (2) Business Day period.

(g)                                  Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 under the Exchange Act or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act if the Company Board has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of the directors’ fiduciary duties under applicable Law; provided that, in each case, any Adverse Recommendation Change may only be made in accordance with this Section 5.3.

5.4                               Appropriate Action; Consents; Filings.

(a)                                 The Company and Parent shall use (and cause their respective Subsidiaries to use) their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any Action or Order by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger and (iii) promptly make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement, the Offer and the Merger required under (A) the Exchange Act, the Securities Act and any other applicable securities Laws, (B) if applicable, the HSR Act and the Foreign Antitrust Laws and (C) any other applicable Law, if any; provided, that the Company and Parent shall cooperate with each other in all respects in connection with (x) preparing and filing the Offer Documents, the Schedule 14D-9 and any other filings made or required to be made with the SEC in connection with the Offer or the Merger and the transactions contemplated thereby, (y) making appropriate filings pursuant to the HSR Act and the Foreign Antitrust Laws as set forth in Section 5.4(d) and determining whether any other action by or in respect of, or filing with, any Governmental Authority is required, in connection with the consummation of the Offer or the Merger and (z) seeking any such actions, consents, approvals or waivers or timely making any such filings.  The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.  The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other pursuant to this Section 5.4 as “Outside Counsel Only Material,” and may redact the materials (aa) to remove references concerning the valuation of the Company, (bb) as necessary to comply with contractual arrangements, and (cc) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(b)                                 The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to Third Parties required to be given by such Person, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any Third Party consents applicable to the Company or Parent, as the case may be, (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable or (iii) in the case of the Company, required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Offer or the Merger and seeking any such actions, consents, approvals or waivers.  In the event that the Company shall fail to obtain any Third Party consent described in the first sentence of this Section 5.4(b), the Company shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by Parent, to minimize any adverse effect upon the Company and its Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result, after the consummation of the Offer or the Effective Time, from the failure to obtain such consent.  Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Offer or the Merger, (A) without the prior written consent of Parent, none of the Company or any Company Subsidiary shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (B) neither Parent nor the Purchaser shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person.

(c)                                  Without limiting the generality of anything contained in this Section 5.4, each party hereto shall:  (i) give the other parties prompt notice of any request, inquiry, objection, charge or other Action, actual or threatened, by or before the United States Federal Trade Commission (“FTC”), the United States Department of Justice (“DOJ”) or any other applicable Governmental Authority or any Third Party with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties informed as to the status of any such request, inquiry, objection, charge or other Action, (iii) promptly inform the other parties of any communication to or from any Governmental Authority or any Third Party regarding the Offer or the Merger, and (iv) permit the other parties to review in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed substantive communication by such party to any Governmental Authority relating to such matters.  Each party hereto will (A) use its commercially reasonable efforts to resolve any such request, inquiry, objection, charge or other Action, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement so as to permit consummation of the transactions contemplated by this Agreement and (B) consult and cooperate with the other parties and consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement (such cooperation shall include consultation with each other in advance of any meeting or substantive communication with the FTC, the DOJ or any other Governmental Authority or, in connection with any Action by a Third Party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, providing the other party the opportunity to attend and participate in such meetings and communications).

(d)                                 Without limiting the generality of anything contained in this Section 5.4, each party hereto agrees to:  (i) on the later of (x) the date of the commencement of the Offer and (y) ten (10) Business Days following the date of this Agreement, if required, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (including seeking early termination of the waiting period under the HSR Act) with respect to the transactions contemplated by this Agreement, (ii) as promptly as reasonably practicable following the date of this Agreement, make the appropriate initial filings, if any, pursuant to the Foreign Antitrust Laws with respect to the transactions contemplated by this Agreement, (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act by the FTC or the DOJ or pursuant to the Foreign Antitrust laws by the applicable Governmental Authorities and (iv) use its commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.4 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act and the Foreign Antitrust Laws as soon as reasonably practicable.  Parent shall be entitled to direct the antitrust defense of the Offer, the Merger or any other transactions contemplated thereby, or negotiations with any Governmental Authority or other Third Party relating to the Offer, the Merger or regulatory filings under applicable competition Law, subject to the provisions of this Section 5.4.  The Company shall use its commercially reasonable efforts to provide full and effective support of Parent in all material respects in all such negotiations and other discussions or actions to the extent requested by Parent.  The Company shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Authority with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent.  Subject to Section 8.2, each party hereto shall bear its own Expenses in connection with any such filings and actions contemplated pursuant to this Section 5.4(d).  None of Parent, the Purchaser or the Company shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or applicable competition Laws or enter into a timing agreement with any Governmental Authority, without the prior written consent of the other parties.  If any request for additional information and documents, including a “second request” under the HSR Act, is received from any Governmental Authority then the parties shall substantially comply with any such request at the earliest reasonably practicable date.  If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging the transactions contemplated by this Agreement as violative of any applicable antitrust or competition Law, each of the Parent and the Company shall, and shall cause their respective Representatives to, cooperate to contest and resist, except insofar as the Parent and the Company may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the transactions contemplated by this Agreement.

(e)                                  Notwithstanding the foregoing or any other provision of this Agreement (but subject in all respects to Section 5.1), (i) nothing in this Section 5.4 shall limit a party’s right to terminate this Agreement pursuant to ARTICLE VII hereof and (ii) nothing in this Agreement shall obligate Parent, the Purchaser or any of their respective Affiliates to agree to (and none of the Company or any Company Subsidiary shall, without the prior written consent of Parent):  (A) sell, license, hold separate or otherwise dispose of all or a portion of its respective business, assets or properties, or conduct its business in a specified manner, (B) pay any amounts (other than the payment of filing fees and expenses and fees of counsel), or grant any counterparty to any Contract any material accommodation, (C) limit in any manner whatsoever the ability of such entities to conduct, own, operate or control any of their respective businesses, assets or properties or of the businesses, properties or assets of the Company and the Company Subsidiaries or (D) waive any of the conditions set forth in Annex I of this Agreement.

(f)                                   Parent and the Purchaser agree that, between the date of this Agreement and the Effective Time, each of Parent and the Purchaser shall not, and shall ensure that none of their Subsidiaries or other Affiliates shall, take any action or propose, announce an intention or agree, in writing or otherwise, to take any action that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby.

5.5                               Certain Notices.  From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Offer, the Merger, or any other transaction contemplated by this Agreement not to be satisfied or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Offer, the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

5.6                               Public Announcements.  The initial press release with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby shall be a joint release mutually agreed upon by the Company and Parent.  Thereafter, none of the parties shall (and each of the parties shall cause its Representatives and Affiliates, if applicable, not to) issue any press release or make any public announcement concerning this Agreement, the Offer, the Merger or the other transactions contemplated hereby without obtaining the prior written consent of (a) the Company, in the event the disclosing party is Parent, the Purchaser, any of their Affiliates or Representatives or (b) Parent, in the event the disclosing party is the Company, any Company Subsidiary or any of their Representatives, in each case, with such consent not to be unreasonably conditioned, delayed or withheld; provided, however, that (i) if a party determines in good faith and based upon advice of counsel, that a press release or public announcement is required by applicable Law or the rules or regulations of any applicable stock exchange, such party may make such press release or public announcement, in which case the disclosing party shall use its commercially reasonable efforts to provide the other parties reasonable time to comment on such release or announcement in advance of such issuance, (ii) this Section 5.6 shall terminate upon an Adverse Recommendation Change and (iii) each of the parties may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal material, non-public information regarding the other parties, the Offer, the Merger or the transactions contemplated hereby.

5.7                               Indemnification of Directors and Officers.

(a)                                 Parent and the Surviving Corporation agree that all rights of indemnification, advancement, exculpation and limitation of liabilities existing in favor of past and present directors and officers of the Company or any Company Subsidiaries as provided in the Company Charter, the Company Bylaws, the organizational or governing documents of any Company Subsidiary or under any indemnification, employment or other similar Contracts between such past and present directors and officers of the Company or Company Subsidiary, as applicable, and the Company or Company Subsidiary, in each case as in effect on the date of this Agreement with respect to acts or omissions in their capacity as directors or officers occurring at or prior to the Effective Time, shall survive the Merger and continue in full force and effect in accordance with their respective terms (unless otherwise required by applicable Law).  From and after the Effective Time, Parent shall cause the Surviving Corporation to pay and perform in a timely manner such indemnification and advancement obligations.  Subject to Section 5.7(c), for a period of six years from and after the Effective Time, Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to indemnification, exculpation and advancement of expenses of directors and officers of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Charter and the Company Bylaws (unless otherwise required by applicable Law).

(b)                                 For a period of six years from and after the Effective Time, the Surviving Corporation shall maintain for the benefit of the Company’s and each Company Subsidiary’s directors and officers, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to, and in any event not less favorable in the aggregate than, the Company’s existing policy (accurate and complete copies of which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement and, if the annual premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall obtain a substantially equivalent policy with the greatest coverage available for a cost not exceeding such amount.  The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies are obtained by Parent prior to the Effective Time, which policies provide such directors and officers with substantially equivalent coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred before the Effective Time, including in respect of the transactions contemplated by this Agreement.  If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c)                                  In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.7.

(d)                                 The obligations under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect in any material respect any indemnitee to whom this Section 5.7 applies without the consent of such affected indemnitee, subject to applicable Law (it being expressly agreed that the indemnitees to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7).

5.8                               State Takeover Laws.  If any Takeover Statute becomes or is deemed to be applicable to the Company, Parent, the Purchaser or any Affiliate of Parent, the execution, delivery or performance of this Agreement, the Offer or the Merger, including the acquisition of Shares pursuant thereto, or any other transaction contemplated by this Agreement, then the Company Board shall take all action necessary to render such Law inapplicable to the foregoing.

5.9                               Section 16 Matters.  Prior to the Effective Time, the Company will take all such steps as may be required to cause any dispositions of Company equity securities (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.10                        Employees and Employee Benefit Plan Matters.

(a)                                 For a period of twelve months following the Effective Time, Parent shall provide, or shall cause to be provided, to those employees of the Company and the Company Subsidiaries who continue to be employed by the Parent and Parent Subsidiaries (individually, “Company Employee” and collectively, “Company Employees”) (i) annual base salary or base wages and short-term incentive compensation opportunities and (ii) benefits (including severance benefits) that are no less favorable to the Company Employees than those provided to them by the Company and the Company Subsidiaries immediately prior to the Effective Time.

(b)                                 For purposes of vesting, eligibility to participate and levels of benefits (but not benefit accrual under any defined benefit plan or vesting under any equity incentive plan) under the employee benefit plans of Parent and the Parent Subsidiaries in which Company Employees first become eligible to participate after the Effective Time (including any Company Employee Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service or funding thereof.  In addition, Parent shall use its commercially reasonable efforts to cause (i) each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Company Employee Plans in which such Company Employee participated immediately prior to the Effective Time.  Parent shall cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the plan year that includes the Effective Time to be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents under any New Plan (to the extent such amounts would have been taken into account for such requirements under any comparable Company Employee Plan prior to the Effective Time).  Notwithstanding the foregoing, nothing herein is intended to require Parent or any of the Parent Subsidiaries to establish any new employee benefit plans or to provide for the eligibility of any Company Employee to participate in the employee benefit plans of Parent or any of the Parent Subsidiaries.

(c)                                  Effective as of the day immediately preceding the date that the Purchaser and the Company become part of the same controlled group pursuant to Sections 414(b), (c), (m) or (o) of the Code (the “Controlled Group Date”), unless otherwise directed in writing by Parent at least ten Business Days prior to the Controlled Group Date, the Company shall take or cause to be taken all actions necessary to effect the termination of any and all Company Employee Plans intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code (each, a “401(k) Plan”).  The Company shall provide Parent with evidence that each such 401(k) Plan has been terminated pursuant to an action by the Company Board.

(d)                                 The provisions of this Section 5.10 are solely for the benefit of the parties to this Agreement, and no employee of the Company or Parent or any of their respective Affiliates (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of this Agreement, and no provisions of this Section 5.10 shall create such rights in any such persons.  Subject to any requirement of applicable Law, nothing contained herein, express or implied, shall (i) confer upon any Company Employee or, if applicable, any third party beneficiary, any right to continued employment for any period of time, or preclude the ability of Parent or its Affiliates to terminate the employment of any Company Employee at any time and for any reason; (ii) prevent the amendment, modification or termination of any employee benefit plan in accordance with its terms after the Closing; or (iii) constitute an amendment to or any other modification of any Company Employee Plan.

5.11                        Rule 14d-10(d) Matters.  Prior to the Acceptance Time and to the extent permitted by Law, the Company (acting through the Company Board, its compensation committee or its “independent directors” within the meaning of Rule 14d-10(d)(2) under the Exchange Act) will take all such steps as may be required to cause each agreement, arrangement or understanding that has been or will be entered into by the Company or any Company Subsidiary with any of its officers, directors or employees pursuant to which compensation, severance or other benefits is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

5.12                        Stockholder Litigation.  The Company shall control, and the Company shall give Parent the opportunity to participate in the defense of, any Action brought by stockholders of the Company against the Company or its directors relating to the transactions contemplated by this Agreement, including the Offer and the Merger.  Without limiting the preceding sentence, the Company shall give Parent the right to promptly review and comment on all material filings or responses to be made by the Company in connection with any such Action, and the right to consult on the settlement with respect to any such Action, and the Company will in good faith take such comments into account; provided, however, that the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Action arising or resulting from the transactions contemplated by this Agreement, or consent to the same without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).  The Company shall promptly notify Parent of any such Action and shall keep Parent reasonably and promptly informed with respect to the status thereof.

5.13                        NASDAQ Matters.  Prior to the Closing Date, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to cause the delisting of the Company and of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after such delisting.

5.14                        Obligations of the Purchaser.  Parent will take all actions necessary to cause the Purchaser to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER

6.1                               Conditions to Obligations of Each Party Under This Agreement.  The respective obligations of each party to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a)                                 The Purchaser shall have accepted for payment, or caused to be accepted for payment, all Shares validly tendered and not withdrawn in the Offer.

(b)                                 No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger (provided that each party shall have used its reasonable best efforts to oppose any such action by such Governmental Authority).

6.2                               Frustration of Closing Conditions.  None of the Company, Parent or the Purchaser may rely on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure was primarily caused by or primarily resulted from such party’s breach of this Agreement.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.1                               Termination.  This Agreement may be terminated, and the Offer, the Merger and the other transactions contemplated hereby may be abandoned by action taken or authorized by the board of directors (or appropriate committee or designee) of the terminating party or parties, whether before or after approval of the Merger by the stockholders of the Company or effectiveness of the Stockholder Consent:

(a)                                 By mutual written consent of Parent and the Company at any time prior to the Acceptance Time;

(b)                                 By either the Company or Parent, if the Offer (as it may have been extended pursuant to Section 1.1) expires on or after the Outside Date as a result of the non-satisfaction of any condition or requirement of the Offer set forth in Annex I or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that the right to terminate the Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of this Agreement has been the primary cause of or primarily resulted in the failure or the non-satisfaction of any condition or requirement of the Offer set forth in Annex I or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased thereunder;

(c)                                  By the Company, if Parent has not delivered to the Company the Stockholder Consent within one Business Day following the date hereof;

(d)                                 By either the Company or Parent, if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the commencement of the Offer or permanently restraining, enjoining or otherwise prohibiting  (i) prior to the Acceptance Time, the acceptance for payment of, or payment for, Shares pursuant to the Offer or (ii) prior to the Effective Time, the Merger, and such Order or other action shall have become final and non-appealable (which Order or other action the party seeking to terminate this Agreement shall have cooperated to contest and resist, subject to the provisions of Section 5.4); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any party if the issuance of such final and non-appealable Order or action was due to the failure by such party (including, in the case of Parent, the Purchaser) to perform any of its obligations under this Agreement;

(e)                                  By Parent, at any time prior to the Acceptance Time if (i) an Adverse Recommendation Change shall have occurred (whether or not in compliance with Section 5.3, (ii) the Company shall have breached in any material respect its obligations under Section 5.3, (iii) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Company Board Recommendation in the Offer Documents, (iv) within ten (10) Business Days of the date any Competing Proposal or any material modification thereto is first publicly announced or otherwise communicated to the stockholders of the Company, or otherwise within five Business Days following Parent’s written request (as contemplated by Section 5.3(e)(iii), the Company fails to issue a press release that expressly reaffirms the Company Board Recommendation to the extent required pursuant to Section 5.3(e)(iii) or (v) the Company or the Company Board (or any committee thereof) shall authorize or publicly propose to do any of the foregoing;

(f)                                   By the Company, at any time prior to the Acceptance Time if the Company Board determines to enter into a definitive written Alternative Acquisition Agreement with respect to a Superior Proposal, but only if the Company shall have complied in all respects with its obligations under Section 5.3 with respect to such Superior Proposal (and any Competing Proposal that was a precursor thereto) and is otherwise permitted to accept such Superior Proposal pursuant to Section 5.3(e); provided, however, that the Company shall simultaneously with such termination enter into the Alternative Acquisition Agreement and pay the Breakup Fee to Parent pursuant to Section 7.2;

(g)                                  By Parent, at any time prior to the Acceptance Time if:  (i) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or breach of any covenant of the Company contained in this Agreement, in any case, such that any condition to the Offer contained in paragraph (c)(ii) or (c)(iii) of Annex I is not or is not reasonably likely to be satisfied, (ii) Parent shall have delivered to the Company written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure or at least twenty (20) calendar days shall have elapsed since the date of delivery of such written notice to the Company and such Uncured Inaccuracy or breach shall not have been cured; provided, however, that, with respect to the failure of the condition to the Offer contained in paragraph (c)(ii) of Annex I, Parent shall not have the right to terminate pursuant to this Section 7.1(g) following the delivery to Parent and the Purchaser of an Extension Officers’ Certificate (after receipt by the Company of the Diamond Extension Notice), other than in the case of an Uncured Inaccuracy that results from an Intentional Breach by the Company of any representation or warranty of the Company contained in this Agreement during the Diamond

Extension such that any condition to the Offer contained in paragraph (c)(ii) of Annex I is not or is not reasonably likely to be satisfied;

(h)                                 By the Company, at any time prior to the Acceptance Time if:  (i) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or the Purchaser contained in this Agreement or breach of any covenant of Parent or the Purchaser contained in this Agreement that shall have impaired or is reasonably like to materially impair the ability of Parent and the Purchaser to consummate, or prevent or materially delay, the Offer, the Merger or any of the other transactions contemplated by this Agreement; (ii) the Company shall have delivered to Parent written notice of such Uncured Inaccuracy or breach; and (iii) either such Uncured Inaccuracy or breach is not capable of cure or at least twenty (20) calendar days shall have elapsed since the date of delivery of such written notice to Parent and such Uncured Inaccuracy or breach shall not have been cured;

(i)                                     By Parent, at any time prior to the Acceptance Time if there has been a Company Material Adverse Effect since the date hereof and the same is continuing; provided, however, that Parent shall not have the right to terminate pursuant to this Section 7.1(i) following the delivery to Parent and the Purchaser of an Extension Officers’ Certificate (after receipt by the Company of the Diamond Extension Notice);

(j)                                    By the Company at any time prior to the Acceptance Time if the Purchaser shall fail to accept for payment and pay for Shares validly tendered and not withdrawn in the Offer subject to the terms of and in accordance with Section 1.1 and at such time all of the conditions and requirements of the Offer set forth on Annex I are satisfied or have been waived; or

(k)                                 At any time by the Company if the Offer has not commenced as of the Offer Deadline for any reason other than a failure by the Company to satisfy its obligations under Section 1.1(g) or the receipt of other information from Representatives of the Company having been delayed.

7.2                               Effect of Termination.

(a)                                 In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall become void and there shall be no liability or obligation on the part of Parent, the Purchaser or the Company or their respective Subsidiaries, officers or directors except (i) with respect to Section 1.1(f), Section 4.13, Section 5.2(b), Section 5.6, this Section 7.2 and ARTICLE VIII, each of which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered as a result of the willful and material breach by the Company, on the one hand, or Parent or the Purchaser, on the other hand, of any of their respective representations, warranties, covenants or other agreements set forth in this Agreement.

(b)                                 Parent and the Company agree that if this Agreement is terminated by Parent pursuant to Section 7.1(e) or by the Company pursuant to Section 7.1(f), then the Company shall pay to Parent immediately prior to such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, a termination fee equal to $10,541,022 (the “Breakup Fee”).

(c)                                  Parent and the Company agree that if this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) (if the only condition or requirement of the Offer not satisfied at the time of such termination is the Minimum Condition) or Section 7.1(g) (to the extent such termination right arises from a breach of a covenant under this Agreement) and subsequent to the date of this Agreement and prior to the date of termination of this Agreement a Competing Proposal shall have been publicly announced or otherwise become publicly known, then the Company shall pay the Breakup Fee to Parent no later than two Business Days after the earlier to occur of (A) the date of entrance by the Company or any Company Subsidiary into a definitive agreement concerning a transaction that constitutes a Competing Proposal; (provided, that for purposes of this Section 7.2(c), the term “Competing Proposal” shall have the meaning assigned to such term, except that the references to “20%” shall be replaced by “50%”) or (B) the date any Person (other than Parent or any Parent Subsidiary) purchases (in one or a series of transactions) assets of the Company or any Company Subsidiary representing 50% or more of the consolidated assets of the Company and the Companies Subsidiaries, or Equity Interests representing 50% or more of the voting power of the Company; provided, that any definitive agreement or purchase referred to in clauses (A) and (B), respectively, of this sentence is entered into or consummated by the Company or any Company Subsidiary within 12 months of the termination of this Agreement, or if there is no such definitive agreement with respect to a purchase contemplated by clause (B), such purchase described in clause (B) is consummated within 12 months of the termination of this Agreement.

(d)                                 All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by in writing by Parent.  For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Breakup Fee on more than one occasion.

(e)                                  Each of Parent, the Purchaser and the Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement.

7.3                               Amendment.  This Agreement may be amended by the Company, Parent and the Purchaser by action taken by or on behalf of their respective boards of directors at any time prior to the Acceptance Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.4                               Waiver.  At any time prior to the Acceptance Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or covenants contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII
GENERAL PROVISIONS

8.1                               Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement shall survive the Acceptance Time.  Notwithstanding the foregoing, in the event of the Diamond Extension, the representations and warranties of the Company contained in this Agreement shall terminate as of the date of the Extension Officers’ Certificate; provided, however, that, with respect to any Intentional Breach by the Company of any representation or warranty of the Company contained in this Agreement during the Diamond Extension, such representations and warranties of the Company shall survive until the Acceptance Time.  None of the covenants in this Agreement, nor any representations, warranties or covenants in any instrument delivered pursuant to this Agreement, shall survive the Effective Time; provided, however, that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

8.2                               Fees and Expenses.  Notwithstanding anything to the contrary herein but subject to Section 7.2 hereof, all Expenses incurred by the parties hereto (including any Expenses incurred in connection with obtaining any Third Party consents or any filings to be made pursuant to (i) the Exchange Act, the Securities Act or the rules and regulations of the NASDAQ, (ii) the HSR Act or Foreign Antitrust Laws or (iii) the DGCL or any Takeover Statutes), shall be borne solely and entirely by the party which has incurred the same; provided that the parties shall split equally the filing fees payable in connection with (ii).

8.3                               Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by electronic mail (if also confirmed by facsimile sent during normal business hours of the recipient, effective as of the delivery of the facsimile; if not sent via facsimile during normal business hours, then on the next Business Day), sent by certified or registered first-class mail, postage prepaid, or sent by nationally recognized express courier service.  Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile or electronic mail, three Business Days after mailing if sent by mail, and one Business Day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 8.3.

If to Parent or the Purchaser, addressed to it at:

Corning Incorporated

One Riverfront Plaza

Corning, NY 14831
Attention:                                         Corporate Secretary

and

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022-6069

Fax:                       (212) 848-7179

Attention:                                         Clare O’Brien

David Connolly

If to the Company, addressed to it at:

275 Gibraltar Drive

Sunnyvale, CA 94089

Phone:                                                          (408) 736-6900
Attention:                                         Peter C. Chang

with a copy (which shall not constitute actual or constructive notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

Phone:                                                          (650) 233-4500

Fax:                                                                       (650) 233-4545

Attention:                                         Jorge del Calvo

Gabriella Lombardi

8.4                               Certain Definitions.  For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) does not contain any provision prohibiting or otherwise restricting the Company or any Company Subsidiary from making any of the disclosures required to be made by Section 5.3 or any other provision of this Agreement and (ii) contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Acceptance Time” means such time as the Purchaser irrevocably accepts for payment Shares tendered and not properly withdrawn pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Condition in accordance with the terms of the Offer and this Agreement.

“Action” means any suit, claim, action, filing, proceeding, litigation, hearing, writ, injunction, notice of violation, investigation, arbitration, mediation, audit, dispute or demand letter.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2015.

“Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each employment, consulting, severance, termination, retention, change-in-control or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses or other incentive compensation, profit-sharing, stock options, restricted stock, deferred stock, performance stock, stock appreciation rights, phantom stock or other stock or equity-related rights, deferred compensation, vacation or paid-time-off, insurance (including any self-insured arrangements), health or medical benefits, retiree medical benefits, dental or vision benefits, employee assistance program, life, accident, disability or sick leave benefits, other welfare fringe benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered, participated in or contributed to by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has or may have any material liability (whether actual or contingent, direct or indirect).

“Company IP” means any and all Intellectual Property Rights owned or purported to be owned by the Company or any Company Subsidiary.

“Company IP Contract” means any Contract to which the Company or any Company Subsidiary is party, or by which the Company or any Company Subsidiary is bound, that materially affects the interests, rights or obligations of the Company or any Company Subsidiary in or to, or contains or relates to any assignment, development, use or license of, or covenant not to assert or enforce, any Intellectual Property Rights or rights in or to Technology.

“Company Material Adverse Effect” means any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate, (i) has had or would reasonably be expected to have a materially adverse effect on the business, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole or (ii) prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Offer or the Merger or the performance by the Company (including Company Subsidiaries) of any of its material obligations under this Agreement, except for, in the case of clause (i), any changes, events, effects, occurrences, state of facts or developments to the extent attributable to any of the following:  (a) changes in general economic or political conditions or financial or securities markets in general in any location where the Company or the Company Subsidiaries have material operations, (b) changes in conditions generally affecting the principal industry in which the Company and the Company Subsidiaries operate, (c) changes in GAAP or applicable Law, or enforcement or interpretation thereof, in each case as applicable to the Company and the Company Subsidiaries, (d) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism, (e) any hurricane, tornado, flood, earthquake, tsunami, volcano eruption or other natural disaster, (f) the execution, delivery, announcement or pendency of this Agreement, the Company’s compliance with the terms of this Agreement or the anticipated consummation of the Offer or the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of the Company Subsidiaries with employees, labor unions, customers, suppliers or business partners, (provided that nothing in this clause (f) shall affect the rights of Parent and Purchaser in respect of the representations and warranties set forth in Section 3.4 or Section 3.5 that expressly address the consequences resulting from the execution and delivery of this Agreement or the announcement of this Agreement or pendency of the transactions contemplated thereby, but subject to the disclosures in the applicable sections of the Company Disclosure Schedule), (g) any legal proceedings made or brought by any current or former securityholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated by this Agreement, (h) any failure by the Company to meet any internal or published projections, forecasts, estimates or projections in respect of revenues, cash flow, earnings or other financial or operating metrics for any period or (i) any changes in the market price or trading volume of shares of Company Common Stock; provided, however, that (1) the underlying cause(s) of such change or failure shall not be excluded in the case of clauses (h) and (i) (unless otherwise excludable pursuant to clauses (a)-(g) and (2) any changes, events, effects, occurrences, state of facts or developments to the extent the same disproportionately affect (individually or together with other changes, events, effects, occurrences, state of facts or developments) the Company and the Company Subsidiaries, taken as a whole, as compared to other Persons operating in the same principal industries and geographic markets in which the Company and the Company Subsidiaries operate shall be excluded to such extent in the case of clauses (a), (b), (c), (d) and (e).

“Company Products” means each product or service (including Company Proprietary Software) that is designed, developed, manufactured, used, sold, licensed, leased, distributed, or made generally commercially available to Third Parties, by or on behalf of the Company or any Company Subsidiary.

“Company Proprietary Software” means Software owned by the Company or any Company Subsidiary.

“Competing Proposal” shall mean, other than the transactions contemplated by this Agreement, any bona fide proposal or offer from a Third Party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Company or any of the Company Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and the Company Subsidiaries, as determined on a book-value or fair-market-value basis, (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) or license by any Person of 20% or more of the consolidated assets of the Company and the Company Subsidiaries, as determined on a book-value or fair-market-value basis, (iii) the purchase or acquisition, in any manner, directly or indirectly, by any Person of 20% or more of the issued and outstanding shares of Company Common Stock or any other Equity Interests in the Company, (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of the shares of Company Common Stock or any other Equity Interests of the Company or any of the Company Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and the Company Subsidiaries, as determined on a book-value or fair-market-value basis or (v) any combination of the foregoing.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 17, 2015, by and between Parent and the Company.

“Contracts” means any of the legally binding agreements, arrangements, commitments, understandings, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of Indebtedness, purchase and sales orders, letters of credit, undertakings, licenses, instruments, obligations and other legally binding commitments to which a Person is a party or to which any of the assets of such Person or its Subsidiaries are subject, whether oral or written.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“Diamond Closing” means the “Closing,” as defined in that certain Transaction Agreement, dated as of December 10, 2015, among The Dow Chemical Company, Parent, Dow Corporation and HS Upstate Inc.

“Environmental Law” means any applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety based on the exposure of Persons to Hazardous Substances, the environment or any Hazardous Substance.

“Environmental Permits” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority relating to or required by Environmental Law and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

“Equity Interest” means any share, capital stock, partnership, member or similar equity interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Offer Documents, the Schedule 14D-9 and all other matters related to the transactions contemplated by this Agreement.

“Foreign Antitrust Laws” shall mean any Laws (other than the HSR Act) that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date hereof.

“Governmental Authority” means (i) any federal, state, provincial, county, municipal or other local or foreign government or other political subdivision thereof or (ii) any governmental or quasi-governmental body, agency, authority (including any Taxing Authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative authority.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law because of its dangerous or deleterious characteristics.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, collectively, any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property, (iv) any capital lease obligations, (v) any obligation under any interest rate, currency, swap or other hedging agreement or (vi) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (v) above of any other Person.

“Intentional Breach” means any intentional action or omission that to the Knowledge of the Company, would, or would reasonably be expected to, cause a representation or warranty of the Company contained in this Agreement to be inaccurate as of such date as if such representation or warranty were made as of such date.

“Intellectual Property Rights” means and includes all rights in and to the following types of intellectual property, which may exist or be created under the laws of any jurisdiction:  (i) Patents, (ii) Trademarks, (iii) rights in works of authorship, including any copyrights and rights under copyrights, whether registered or unregistered, moral rights, and any registrations and applications for registration thereof, (iv) rights in databases and data collections (including rights (if any) in design databases, knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefore, (v) trade secret rights, including trade secret rights in and to the following:  know-how (including any ideas, formulas, compositions, inventions (whether patentable or not and however documented), processes, techniques, specifications, business plans, proposals, designs, technical data, invention disclosures, customer data, financial information,  pricing and cost information, bills of material or other similar information), (vi) rights to any URL and domain name registrations, (vii) all claims and causes of actions arising out of or related to any past, current or future infringement or misappropriation of any of the foregoing and (viii) any other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction worldwide.

“Intervening Event” means any fact, event, development or change in circumstances that materially affects the business, assets or operations of the Company and its Subsidiaries (taken as a whole) and was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement, which becomes known to the Company Board before the Acceptance Time; provided that (i) in no event shall any action taken by either party pursuant to and in compliance with the covenants set forth in this Agreement, or the consequences of any such action, constitute an Intervening Event, and (ii) in no event shall the receipt, existence of or terms of a Competing Proposal or Superior Proposal, or any inquiry relating thereto or the consequences thereof constitute an Intervening Event.

“Inventory” means all inventory, merchandise, finished goods, and raw materials, packaging, labels, supplies and other personal property maintained, held or stored by or for the Company or any Company Subsidiary and any prepaid deposits for any of the same.

“Knowledge of the Company” means the actual knowledge of each of the individuals identified in Section 8.4(i) of the Company Disclosure Schedule.

“Knowledge of the Parent” means the actual knowledge of each of the individuals identified in Exhibit A.

“Law” means any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, as amended unless expressly specified otherwise.

“Lien” means any mortgage, lien, pledge, security interest, conditional or installment sale agreement, or other charge, option, put, call, preemptive purchase right, easement, restriction, right of first refusal, right of first offer, hypothecation, mortgage or any other encumbrance or adverse claim of any kind or nature whatsoever, or any other type of preferential arrangement.

“NASDAQ” means the NASDAQ Global Market or the NASDAQ Global Select Market, as applicable.

“on a fully diluted basis” means, as of any date, (i) the number of Shares outstanding, plus (ii) the number of Shares that would then be issuable by the Company if all options,

warrants, rights or other obligations outstanding at such date under any employee stock option, ESPP or other benefit plans, warrant agreements or otherwise, including pursuant to the Company Stock Plans (excluding any options and other rights to acquire or obligations to issue such Shares that are then either (x) out of the money or (y) not vested and exercisable), were then exercised in full.

“Open Source Software” means Software that is distributed under a free or open source license such as the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, and MIT License, or any other similar license that permits the use, modification or distribution of Software source code free of charge.

“Order” means, with respect to any Person, any order, writ, injunction, judgment, decree, decision, determination, subpoena, verdict, award, settlement agreement, ruling or similar action enacted, adopted, issued, ordered, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Patents” means any and all patents, utility models, industrial designs and design patents, worldwide, and applications therefor (and any patents that issue as a result of those patent applications), and includes all inventions disclosed in any such patent or application, divisions, continuations, continuations in part, reissues, renewals, re-examinations, provisionals and extensions thereof, and any counterparts worldwide claiming priority therefrom, and all rights in and to any of the foregoing.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes that are (a) not yet due and payable as of the Closing Date or (b) being contested in good faith (and for which adequate accruals or reserves have been established on the most recent financial statements of the Company included in the most recent Form 10-K filed by the Company with the SEC prior to the date of this Agreement), (iii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business, (iv) with respect to real property, easements, rights of way, zoning ordinances, and other similar land use and environmental regulations affecting real property which are not, individually or in the aggregate, material in amount or effect to the business of the Company or the Company Subsidiaries, and (v) such other Liens or encumbrances which arise in the ordinary course of business that are not material in amount or that, in the aggregate, do not materially impair the value or the continued use and operation of the assets to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority or Internet domain name registrar, including all Patents, registered copyrights, registered Trademarks, registered mask works, domain names and all applications for any of the foregoing.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any computer program, firmware or software code of any nature, including all object code, source code, and related developers’ notes, including comments and annotations related thereto, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Standard Forms” means the standard forms of the Company and its Subsidiaries as disclosed or made available to Parent.

“Standard Software” means generally commercially available, “off-the-shelf” or “shrink-wrapped” Software that is not redistributed with, or used in the development or provision of, the Company Products and that has an annual support cost of $50,000 or less.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such Equity Interests, that would confer control of any such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means an unsolicited bona fide written Competing Proposal (except the references therein to “20%” shall be replaced by “50.1%”) made by a Third Party which was not solicited by the Company, any Company Subsidiary or any of their respective Representatives and which, in the good faith judgment of the Company Board, after consultation with its independent financial advisors and outside legal counsel, and after  taking into account the various legal, financial and regulatory aspects of the Competing Proposal, including the financing terms thereof, if any, and the Third Party making such Competing Proposal, (i) if accepted, is reasonably capable of being consummated (including from a financing and regulatory point of view) and (ii) if consummated would in the good faith judgment of the Company Board, after consultation with the Company’s Financial Advisor, result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the Offer and the Merger (after giving effect to all adjustments to the terms thereof which may have been offered in writing by Parent, including pursuant to Section 5.3(f)).

“Tax” means any federal, state, local and foreign taxes, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated and other similar taxes, imposed by any Governmental Authority, together with any interest, penalties, and additions thereto, whether disputed or not.

“Tax Return” means any report, election, return, document, declaration or other information filed or required to be filed with a Taxing Authority, including any schedule, notice, supplement, information returns, any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, election, return, document, declaration or other information.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Technology” means tangible embodiments of Intellectual Property Rights including know-how, trade secrets and other proprietary information contained with, protecting, covering or relating to products, development tools, algorithms, APIs, databases, data collections, diagrams, electronic storage media, inventions, methods and processes (whether or not patentable), assembly designs, assembly methods, computers, networks, network configurations and architectures, proprietary information, protocols, layout rules, schematics, packaging and other specifications, Software, middleware, servers, routers, antennae, switches, hubs, workstations, techniques, interfaces, transmission interconnection, communication lines, technical documentation (including instruction manuals, samples, studies and summaries), designs, bills of material, build instructions, performance data, optical quality data, routines, formulae, test vectors, test or calibration equipment, lab notebooks, invention disclosures, prototypes, samples, studies, engineering data, test results and all other forms of technical information and technology that are used in, held for use in, or relating to the Company Products and the business of the Company and the Company Subsidiaries.  Technology does not include Intellectual Property Rights, including any Intellectual Property Rights in any of the foregoing.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“Third Party Intellectual Property” means all Intellectual Property Rights and Technology owned by Third Parties, including Third Party Software, that is either (i) licensed, offered or provided to customers of the Company or any Company Subsidiary as part of or in conjunction with any Company Product or (ii) otherwise used by or licensed to the Company or any Company Subsidiary in connection with the Company Products.

“Third Party Software” means all Software owned by Third Parties that is either (i) licensed, offered or provided to customers of the Company as part of or in conjunction with any Company Product or (ii) otherwise used by or licensed to the Company or any Company Subsidiary in connection with the Company Products, excluding Standard Software.

“Trademarks” means any and all registered and unregistered trademarks, trade names, company names, product names, slogans, logos, trade dress, service marks, and other forms indicia of origin, whether or not registerable as a trademark in any given country, together with registrations and applications therefore and the goodwill associated with any of the foregoing.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“Uncured Inaccuracy” with respect to a representation or warranty of a party to the Agreement as of a particular date shall be deemed to exist only if such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured since such date.

8.5                               Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“401(k) Plan”	Section 5.10(c)
“Adverse Recommendation Change”	Section 5.3(e)
“Agreement”	Preamble
“Alternative Acquisition Agreement”	Section 5.3(b)(iii)
“Assumed Options”	Section 2.4(a)(ii)
“Book-Entry Shares”	Section 2.2(b)
“Breakup Fee”	Section 7.2(b)
“Certificate of Merger”	Section 1.7
“Certificates”	Section 2.2(b)
“Closing”	Section 1.7
“Closing Date”	Section 1.7
“Company”	Preamble
“Company Board”	Recitals
“Company Board Recommendation”	Recitals
“Company Bylaws”	Section 3.1(b)
“Company Charter”	Section 3.1(b)
“Company Common Stock”	Section 3.2(a)
“Company Disclosure Schedule”	ARTICLE III
“Company Employee”	Section 5.10(a)
“Company ESPP”	Section 2.4(c)
“Company Financial Advisor”	Section 3.22
“Company Material Contract”	Section 3.13(b)
“Company Option”	Section 2.4(a)(i)
“Company Permits”	Section 3.6(a)
“Company Preferred Stock”	Section 3.2(a)
“Company Profit and Loss Statement”	Section 3.7(c)
“Company RSU”	Section 2.4(b)(i)
“Company SEC Documents”	Section 3.7(a)
“Company Stock Plan”	Section 2.4(a)(i)
“Company Subsidiary”	Section 3.1(a)

“Consent”	Section 3.5
“Controlled Group Date”	Section 5.10(c)
“Conversion Ratio”	Section 2.4(a)(ii)
“Diamond Extension”	Section 1.1(e)
“Diamond Extension Notice”	Section 1.1(e)
“Dissenting Shares”	Section 2.3
“DGCL”	Recitals
“DOJ”	Section 5.4(c)
“D&O Insurance”	Section 5.7(b)
“Effective Time”	Section 1.7
“Exchange Fund”	Section 2.2(a)
“Expiration Date”	Section 1.1(d)
“Extension Officers’ Certificate”	Section 1.1(e)
“Fairness Opinion”	Section 3.22
“Foreign Plan”	Section 3.11(i)
“FTC”	Section 5.4(c)
“Initial Expiration Date”	Section 1.1(d)
“Insurance Policies”	Section 3.19
“Lease Agreement”	Section 3.21(b)
“Leased Real Property”	Section 3.21(b)
“Merger”	Recitals
“Merger Agreement”	Annex I
“Merger Consideration”	Section 2.1(a)
“Minimum Condition”	Section 1.1(a)
“New Plans”	Section 5.10(b)
“Notice of Superior Proposal”	Section 5.3(f)
“Offer”	Recitals
“Offer Deadline”	Section 1.1(a)
“Offer Documents”	Section 1.1(g)
“Offer Price”	Recitals
“Offer to Purchase”	Section 1.1(c)
“Outside Date”	Section 1.1(e)
“Owned Real Property”	Section 3.21(b)
“Parent”	Preamble
“Parent Common Stock”	Section 2.4(a)(ii)
“Parent Disclosure Schedule”	ARTICLE IV
“Parent Subsidiary”	Section 4.3
“Paying Agent”	Section 2.2(a)
“Product Warranty”	Section 3.17
“Purchaser”	Preamble
“Purchaser Common Stock”	Section 2.1(c)
“Recommendation Change Notice”	Section 5.3(e)
“Required Governmental Approvals”	Annex I
“Rights”	Section 3.2(a)
“Rights Agreement”	Section 3.2(a)
“RSU Payments”	Section 2.4(b)(ii)

“Schedule 14D-9”	Section 1.2(a)
“Schedule TO”	Section 1.1(g)
“SEC”	Section 1.1(e)
“Shares”	Recitals
“Stockholder Consent”	Section 4.2(b)
“Surviving Corporation”	Section 1.3(a)
“Takeover Statutes”	Section 3.3(b)
“Unvested Company Option”	Section 2.4(a)(ii)
“Unvested Company RSU”	Section 2.4(b)(i)
“Unvested RSU Payments”	Section 2.4(b)(ii)
“Vested Company Option”	Section 2.4(a)(i)
“Vested Company RSU”	Section 2.4(b)(i)
“Vested Option Payments”	Section 2.4(a)(i)
“WARN Act”	Section 3.12(c)

8.6                               Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7                               Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.8                               Entire Agreement.  This Agreement, together with the Exhibits, Parent Disclosure Schedule and Company Disclosure Schedule and the other documents delivered pursuant hereto, and the Confidentiality Agreement, constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

8.9                               Assignment.  The Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties; any assignment without such prior consent shall be null and void; provided, however, Parent may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent of any of its obligations under this Agreement to the extent the same are not timely discharged by such assignee; provided, further, Parent may transfer its ownership interest in the Purchaser to any direct or indirect Subsidiary of Parent (including, following the Diamond Closing, any Person which may become a Subsidiary of Parent as a result thereof), but no such transfer shall relieve Parent of any of its obligations under this Agreement.  Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

8.10                        No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.7, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.11                        Mutual Drafting; Interpretation.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.  For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders and the neuter gender shall include masculine and feminine genders.  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”  Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.  The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.  All references in this Agreement to “$” are references to United States dollars.  Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

8.12                        Governing Law; Consent to Jurisdiction; Enforcement; Waiver of Trial by Jury.

(a)                                 This Agreement and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware (without regard to Laws that may be applicable under conflicts of Laws principles, whether of the State of Delaware or any other jurisdiction).

(b)                                 Any action, claim, suit or proceeding between the parties hereto arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom).  Each party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any such action, claim, suit or proceeding and agrees that it will not bring any such action, claim, suit or proceeding in any other court.  Furthermore, each party hereby irrevocably waives and agrees not to assert as a defense, counterclaim or otherwise, in any such action, claim, suit or proceeding, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 8.3, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the action, claim, suit or proceeding in such court is brought in an inconvenient forum, (B) the venue of the action, claim, suit or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each party agrees that notice or the service of process in any action, claim, suit or proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 8.3 or in such other manner as may be permitted by applicable Law.

(c)                                  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.  EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13                        Counterparts.  This Agreement may be executed in one or more counterparts (including via facsimile, .pdf or other electronic means), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.14                        Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and any such injunction shall be in addition to any other remedy to which any party is entitled, at law or in equity.  In connection with any action for specific performance, each party hereby irrevocably waives any requirement for the securing or posting of any bond in connection with the remedies referred to in this Section 8.14.

8.15                        Non-Recourse.  Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein.  No former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Company, Parent or the Purchaser or any of their respective affiliates or any former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of any of the foregoing shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or the Purchaser under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on Contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CORNING INCORPORATED

By:	/s/ Lawrence D. McRae
	Name:	Lawrence D. McRae
	Title:	Vice Chairman & Chief Development Officer

APRICOT MERGER COMPANY

By:	/s/ Lawrence D. McRae
	Name:	Lawrence D. McRae
	Title:	President

ALLIANCE FIBER OPTIC PRODUCTS, INC.

By:	/s/ Peter C. Chang
	Name:	Peter C. Chang
	Title:	Chief Executive Officer

[Signature Page to the Merger Agreement]

ANNEX I

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer and in addition to the Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable Law, the Purchaser shall not be required to accept for payment, or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) promulgated under the Exchange Act, pay and may delay the acceptance for payment of, and the payment for, any validly tendered Shares, if (a) the Minimum Condition shall not have been satisfied at the Expiration Date, (b) the Required Governmental Approvals shall not have been obtained or any waiting period (or extension thereof) or mandated filing shall not have lapsed at or prior to the Expiration Date or (c) any of the following events, conditions, state of facts or developments exists or has occurred and is continuing at the Expiration Date (provided, however, that, for the avoidance of doubt, following the delivery to Parent and the Purchaser of an Extension Officers’ Certificate after the receipt by the Company of a Diamond Extension Notice, the conditions in paragraphs (c)(ii) and (c)(iv) of this Annex I shall be deemed to have been satisfied to the extent so provided in Section 1.1(e) of the Merger Agreement):

(i)                                     any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the Offer or the Merger illegal or otherwise prohibiting, restraining or preventing the consummation of the Offer or the Merger (provided that Parent and the Purchaser have used their reasonable best efforts to oppose any such action by such Governmental Authority);

(ii)                                  (A) any representation or warranty of the Company contained in the second sentence of Section 3.1(a), the first sentence of Section 3.1(b), Section 3.3 or Section 3.10(a)(ii) of the Merger Agreement shall fail to be true and correct in all respects, (B) any representation or warranty of the Company contained in Section 3.1(c), Section 3.2(a) or the first sentence of Section 3.2(b) shall fail to be true and correct in all respects, except for de minimis deviations, (C) any representation or warranty of the Company contained in the first sentence of Section 3.1(a), the second sentence of Section 3.2(b) or Section 3.24 of the Merger Agreement shall fail to be true and correct in all material respects, as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time) or (D) any other representation or warranty of the Company contained in the Merger Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall fail to be true and correct in any respect as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect;

(iii)                               the Company shall have breached or failed, in any material respect, to perform or to comply with any material agreement or covenant to be performed or complied with by it under the Merger Agreement and such breach or failure shall not have been cured prior to the Expiration Date;

(iv)                              there shall have occurred since the date of the Merger Agreement and shall be continuing a Company Material Adverse Effect;

(v)                                 the Company shall have failed to deliver a certificate of the Company, executed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Expiration Date, to the effect that (A) the conditions set forth in paragraphs (c)(ii), (c)(iii) and (c)(iv) of this Annex I have been satisfied, or (B) in the event of the Diamond Extension, the conditions set forth in paragraph (c)(iii) of this Annex I have been satisfied and there has been no Intentional Breach by the Company of any representation or warranty of the Company contained in this Agreement during the Diamond Extension such that any condition to the Offer contained in paragraph (c)(ii) of Annex I has not been satisfied;

(vi)                              an Adverse Recommendation Change shall have occurred and not been withdrawn or the Company shall have approved, endorsed or recommended a Competing Proposal other than the Offer or the Merger; or

(vii)                           the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions of this Annex I are, for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such conditions (except if any breach of the Merger Agreement by Parent or the Purchaser has been the primary cause of or primarily resulted in the failure or the non-satisfaction of any such condition) and, except as set forth in the following proviso, may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion, in each case subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC; provided, however, that clauses (a) and (b) shall not be waivable and may not be waived by Parent or the Purchaser.  Any reference in this Annex I or the Merger Agreement to a condition or requirement contained in this Annex I being satisfied shall be deemed to be satisfied if such condition or requirement is so waived.  The foregoing conditions shall be in addition to, and not a limitation of, the rights of the Purchaser to extend, terminate, amend or modify the Offer pursuant to the terms and conditions of the Merger Agreement.  The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

As used in this Annex I and the Merger Agreement, the term “Required Governmental Approvals” shall mean the expiration or early termination of any applicable waiting period or receipt of required clearance, consent, authorization or approval under the HSR Act and the Foreign Antitrust Laws.

Annex I-2

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”), dated as of April 7, 2016, by and among Corning Incorporated, Apricot Merger Company and Alliance Fiber Optic Products, Inc.

Annex I-3